As filed with the Securities and Exchange Commission on February 12, 2015

Registration No. 333-193211

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM S-1/A
(Amendment No. 2)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ZHEN DING RESOURCES INC.
(Exact name of registrant as specified in its charter)

Delaware	1000	11-3350926
(State or Jurisdiction of Incorporation or Organization)	(Primary Standard Industry Classification Code Number)	(I.R.S. Employer Identification No.)

Suite 205, 353 St. Nicolas
Montreal, Quebec
Canada H2Y 2P1
(438) 875-6136
FAX: (514) 844-0272

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Harvard Business Services Inc.
16192 Coastal H’way
Lewes, DE 19958
(302) 645-7400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Wayne Chiang
Chiang Law Office, P.C.
101A Clay Street, Unit 286
San Francisco, CA 94111
Phone & FAX: (415) 882-7239
wayne@chianglawpc.com

Approximate date of proposed sale to public: From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, $0.0001 par value	3,319,513(1)	$0.20	$663,903	$77.15

(1)
In the event of a stock split, stock dividend, or similar transaction involving the common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)	Previously paid.

The offering price has been estimated solely for purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933. Our common stock is not traded on any national exchange and in accordance with Rule 457, the offering price was arbitrarily determined. The price of $0.20 is a fixed price at which the selling stockholders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED FEBRUARY 12, 2015

PROSPECTUS

 ZHEN DING RESOURCES INC.

3,319,513 SHARES OF COMMON STOCK

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 3,319,513 shares of common stock. We are an emerging growth company and our common stock is presently not traded on any market or securities exchange. The 3,319,513 shares of our common stock can be sold by the selling stockholders at a fixed price of $0.20 per share until our shares are quoted on the OTC Bulletin Board (“OTCBB”) and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), which regulates the OTCBB, nor can there be any assurance that such an application for quotation will be approved. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares. Currently the Company’s share are quoted on the OTCPK under the symbol RBTK.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from the sale of our common stock by the selling stockholders.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 4.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _______________.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms “Zhen Ding,” the “Company,” “we,” “us,” and “our” refer to Zhen Ding Resources Inc., a Delaware corporation, and its subsidiaries, including its majority ownership in the Chinese Joint Venture company, Zhen Ding Mining Co. Ltd.

OUR BUSINESS

Our current main proposed business is to identify mining entities that are engaged in the exploration and extraction of precious and/or base metals, primarily in China, which are in need of funding and improved management.  We intend to provide the necessary management expertise and assist in financing efforts in these mining operations.  In exchange, we would acquire metal ores produced by these mines to process in our ore milling plant and sell the ore concentrates to metal refineries. We seek mining companies with either geologically demonstrated mineral resources and/or that are already in mining operations. We believe we have the necessary expertise and contacts to find needed financing and personnel to help these enterprises in their development and in return we secure the necessary raw material for our ore milling plant.

Our principal executive offices are located at Suite 205, 353 St. Nicolas Montreal, Quebec Canada H2Y 2P1. Our telephone number is (438) 875-6136.

Our main operational office is in Wuxi, Town of Langqiao, Jing County, Anhui, China. Our telephone number at that address is 86-6270-9018.

Our first successful partnership was the purchase of 100% of the equity of Zhen Ding Resources Inc., a Nevada corporation (“Zhen Ding NV”), which owns 70% of a mining joint venture enterprise, Zhen Ding Mining Co. Ltd., (“Zhen Ding JV”) organized under the law of the People’s republic of China (“PRC”), through its wholly owned subsidiary, Z&W Zhen Ding Corporation, a California corporation (“Zhen Ding CA”). Our joint venture partner Xinzhou Gold Co. Ltd. (“Xinzhou Gold”) owns 30% of Zhen Ding JV and is majority owned by certain of our officers and directors and major shareholders.  Subsequent to the acquisition of Zhen Ding NV, we merged Zhen Ding NV into and with our parent company, Zhen Ding Resources Inc., a Delaware corporation (“Zhen Ding DE”). To date all our operational mine milling activities are represented by the activities of Zhen Ding JV.  Its assets consists of an ore processing plant and adjacent warehouses and offices, built on  property adjacent to Xinzhou Gold’s mine in Wuxi, located in Anhui Province, China.  The plant processes ore in its raw rock form purchased from Xinzhou Gold.  This operation is further described on Page 18 under Description of Business.

We believe that we are not an “offshore special purpose company” under PRC regulations, and as a result we are not required to obtain the approval of PRC regulatory agencies as a result of our ownership structure.

ABOUT THIS OFFERING

The selling stockholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.

We will not receive any of the proceeds from the sale of these shares. The offering price of $0.20 was arbitrarily determined and is a fixed price at which the selling stockholders may sell their shares until our common stock is quoted on the OTCBB, at which time the shares may be sold at prevailing market prices or privately negotiated prices. We have agreed to bear the expenses relating to the registration of the shares for the selling stockholders.

The offering will conclude upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) such time as all of the common stock becomes eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act.

There is currently no public market for our securities and you may not be able to liquidate your investment since there is no assurance that a public market will develop for our common stock or that our common stock will ever be approved for trading on a recognized exchange.  After this document is declared effective by the U.S. Securities and Exchange Commission, we intend to seek a market maker to apply for a quotation on the OTCBB in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system. We cannot assure you that a market maker will agree to file the necessary documents with the OTCBB, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate its investment.

To be quoted on the OTCBB, we must engage a market maker to file an application for a trading symbol on our behalf with the Financial Industry Regulatory Authority (“FINRA”). This process may take between three (3) to six (6) months. We plan to engage a market maker after our registration statement is declared effective by the U.S. Securities and Exchange Commission (the “SEC”).

The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investments. See “Risk Factors” beginning on page 4.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering.  Currently the Company’s share are quoted on the OTCPK under the symbol RBTK.

RISK FACTORS

An investment in our common stock is speculative and involves an extremely high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this prospectus, including the consolidated financial statements and notes thereto of our Company, before deciding to invest in our common stock. The risks described below are not the only ones facing our Company. Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our Company. If any of the following risks occur, our business, financial condition and results of operations and the value of our common stock could be materially and adversely affected.

RISKS RELATING TO OUR COMPANY

WE ARE A DEVELOPING COMPANY AND HAVE LITTLE OPERATING HISTORY ON WHICH TO EVALUATE OUR POTENTIAL FOR FUTURE SUCCESS.

Our company was formed in 1996. From January 2012 through September 2014, we had an accumulated revenue of $2,338,279 from sales of ore processing and production. We have had limited operating history under our proposed business model upon which you can adequately evaluate our business and prospects. Our limited operating history may prevent a meaningful evaluation of our business, financial performance and prospects.

You must also consider all the risks and uncertainties frequently encountered by developing companies in a very competitive field, such as ours. Our inability to find viable or profitable acquisition candidates and then finding the necessary funding for these purchases may adversely affect our ability to progress.

Our recent acquisition of Zhen Ding NV provided us with our first business operations.  Despite this acquisition, we are still operating at a loss.  Until we are able to integrate Zhen Ding JV and obtain enough funding to execute our business plan for Zhen Ding JV, we will not generate sufficient revenue to cover our operating expenses.

Doubts exist about our ability to continue as a going concern.

IF WE DO NOT OBTAIN ADDITIONAL CAPITAL, WE MAY BE UNABLE TO SUSTAIN OUR BUSINESS.

Our operating plan for 2015 is focused on expanding the Wuxi ore milling operations through exploration of further reserves by Xinzhou Gold and the subsequent expansion of the mill. We estimate we will require a minimum of approximately $500,000 to support this plan for the next 12 months. We are actively seeking additional funding, but to date have not entered into any agreements or other arrangements for such financing. There can be no assurance that the required additional financing will be available on terms favorable to us, or if found at all.

Without additional funding, the company will not be able to pursue its business model. If adequate funds are not available or are not available on acceptable terms when required, we would be required to significantly curtail our operations and would not be able to fund the development of the business envisioned by our business model. These circumstances could have a material adverse effect on our business and our ability to continue to operate as a going concern.  If additional funds are raised through the issuance of equity or convertible debt securities, our existing shareholders may experience substantial dilution, and such securities may have rights, preferences and privileges senior to those of our common stock.

If we cannot obtain additional funding, we may be required to:

•	reduce or possibly eliminate our expenditures on exploration

•	Possibly decrease current ore processing operations.

 Even if we do find a source of additional capital, we may not be able to negotiate acceptable terms and conditions for receiving the additional capital. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

WE MAY HAVE DIFFICULTY RAISING NECESSARY CAPITAL TO FUND OPERATIONS AS A RESULT OF MARKET PRICE VOLATILITY OF OUR SHARES OF COMMON STOCK.

The price per share of our shares on the OTC market may at any time become subject to volatility resulting from purely market forces over which we will have no control. Such volatility may make it more difficult to find investors willing to invest in our common stock, or to negotiate equity financing or terms that are acceptable to us, furthering hampering our plans of expansion and growth.

WE HAVE INCURRED LOSSES IN CERTAIN PRIOR PERIODS AND MAY INCUR LOSSES IN THE FUTURE.

We incurred net losses of $15,367,381 for the period from inception (September 6, 1996) to September 30, 2014, and we may incur additional losses in the future. We expect our costs and expenses to increase as we expand our operations. Our ability to achieve and maintain profitability depends on the ability to raise necessary funding, our ability to integrate new projects, the extensiveness of any reserves, and the global pricing of precious and base metals. We may not be able to achieve or sustain profitability on a quarterly or annual basis.

OUR PROFITABILITY IS HEAVILIY DEPENDANT ON THE WORLD PRICE OF COMMODITIES.

The selling price that we will obtain for any metal production is almost totally dependent on the world price. Should the price of gold, silver, or copper, our main interests, fall below the cost of production, we may have to cease all mining and milling activities. Our future, at that point, will become extremely doubtful.

WE HAVE NOT PROPERLY EXPLORED THE POTENTIAL RESOURCES ON THE WUXI PROPERTY

Most established and experienced mining enterprises expend time and resources exploring and drilling to establish likely reserves within a given prospect. The method of mining chosen by the previous owners of the Wuxi property, stated in common terms, is to ”follow the veins”, a technique that is cost effective, yet has the very real risk of mining activities being suddenly curtailed as the “veins” may narrow and yields per ton suddenly become unprofitable. This may cause us to terminate extraction and milling activities at this site.

WE CANNOT ASSURE YOU THAT OUR GROWTH STRATEGY WILL BE SUCCESSFUL.

Our growth strategy is primarily through the acquisition of new mines and their expandability. However, many obstacles exist to incorporating any new entity into our existing operations. Acquisitions of businesses or other material operations may require debt financing or additional equity financing, resulting in leverage or dilution of ownership. Integration of acquired business operations could disrupt our business by diverting management away from day-to-day operations. The difficulties of integration may be increased by the necessity of coordinating geographically dispersed organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. We also may not be able to maintain key employees or customers of an acquired business or realize cost efficiencies or synergies or other benefits we anticipated when selecting our acquisition candidates. In addition, we may need to record write-downs from future impairments of intangible assets, which could reduce our future reported earnings. At times, acquisition candidates may have liabilities or adverse operating issues that we fail to discover through due diligence prior to the acquisition which will be required to comply with laws of PRC, to the extent applicable. There can be no assurance that any proposed acquisition will be able to comply with PRC requirements, rules and/or regulations, or that we will successfully obtain governmental approvals to the extent required, which may be necessary to consummate such acquisitions.

We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish these new additions. Our inability to successfully implement our growth strategy may have a negative impact on existing operations and our future financial condition, results of operations or cash flows.

IF WE ARE NOT ABLE TO IMPLEMENT OUR STRATEGIES TO ACHIEVE OUR BUSINESS OBJECTIVES, OUR BUSINESS OPERATIONS AND FINANCIAL PERFORMANCE MAY BE ADVERSELY AFFECTED.

Our business plan and growth strategy is based on currently prevailing circumstances and the assumption that certain circumstances will or will not occur, as well as the inherent risks and uncertainties involved in various stages of development. However, there is no assurance that we will be successful in implementing our strategies or that our strategies, even if implemented, will lead to the successful achievement of our objectives. If we are not able to successfully implement our strategies, our business operations and financial performance may be adversely affected.

WE DEPEND ON OUR KEY MANAGEMENT PERSONNEL AND THE LOSS OF THEIR SERVICES COULD ADVERSELY AFFECT OUR BUSINESS.

We place substantial reliance upon the efforts and abilities of our executive officers, Mr. DeGang Wei, our Chairman and key member of Management of our mining operations and CFO; and Ms. Wen Mei Tu, our President and CEO. The loss of the services of any of our executive officers could have a material adverse effect on our business, operations, revenues or prospects. We do not maintain key man life insurance on the lives of these individuals. As well, both Mr. Wei and Ms. Tu have significant activities outside the company that put demands on their time that could detract from their management of the company’s business.

FAILURE TO ATTRACT AND RETAIN PERSONNEL COULD HAVE AN ADVERSE IMPACT ON OUR OPERATIONS.

Our future success depends on our ability to identify, attract, hire, retain and motivate other well-qualified managerial, technical, and operational personnel.  There is intense competition for these individuals, and there can be no assurance that these professionals will be available in the market or that we will be able to meet their compensation requirements.

WE ARE AN EMERGING GROWTH COMPANY AS DEFINED UNDER THE JUMPSTART OUR BUSINESS STARTUPS ACT.

An “emerging growth company” is an issuer whose initial public offering was or will be completed after December 8, 2011, and had total annual gross revenues of less than $1 billion during its most recently completed fiscal year. An issuer’s EGC status terminates on the earliest of:

•	The last day of the first fiscal year of the issuer during which it had total annual gross revenues of $1 billion or more;

•	The last day of the fiscal year of the issuer following the fifth anniversary of the date of the issuer’s initial public offering;

•	The date on which such issuer has issued more than $1 billion in non-convertible debt securities during the prior three-year period determined on a rolling basis; or

•	The date on which the issuer is deemed to be a “large accelerated filer” under the Exchange Act, which means, among other things, that it has a public float in excess of $700 million.

Pursuant to the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), as an emerging growth company the Company can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the PCAOB or the SEC. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the standard for the private company. This may make comparison of the Company's financial statements with any other public company which is not either an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible as possible different or revised standards may be used.

The Company has elected to use the extended transition period for complying with new or revised financial accounting standards available under Section 102(b)(2)(B) of the JOBS Act. Among other things, this means that the Company's independent registered public accounting firm will not be required, as with smaller reporting companies, to provide an attestation report on the effectiveness of the Company's internal control over financial reporting so long as it qualifies as an emerging growth company, which may increase the risk that weaknesses or deficiencies in the internal control over financial reporting go undetected. Likewise, so long as it qualifies as an emerging growth company, the Company may elect not to provide certain information, including certain financial information and certain information regarding compensation of executive officers that would otherwise have been required to provide in filings with the SEC, which may make it more difficult for investors and securities analysts to evaluate the Company. As a result, investor confidence in the Company and the market price of its common stock may be adversely affected.

In addition to qualifying as an emerging growth company, we also currently qualify as a Smaller Reporting Company under Rule 12b-2 of the Securities Exchange Act of 1934, as amended.  Rule 12b-2 defines a Smaller Reporting Company as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

•
Had a public float of less than $75 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or

•
In the case of an initial registration statement under the Securities Act or Exchange Act for shares of its common equity, had a public float of less than $75 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or

•
In the case of an issuer whose public float as calculated under paragraph (1) or (2) of this definition was zero, had annual revenues of less than $50 million during the most recently completed fiscal year for which audited financial statements are available.

As long as we remain a Smaller Reporting Company, we may take advantage of certain scaled or reduced disclosure requirements, some of which are the same as the reduced disclosure requirements applicable to an Emerging Growth Company.  In the event that we cease to be an Emerging Growth Company as a result of a lapse of the five year period, but continue to be a Smaller Reporting Company, we would continue to take advantage of the scaled disclosure requirements applicable to a Smaller Reporting Company.

OTHER RISKS RELATED TO OUR BUSINESS

IF THE MINING LICENSE EXTENSION APPLICATION FOR OUR JOINT VENTURE PARTNER, XINZHOU GOLD, WHOM WE PURCHASE OUR RAW MATERIAL FROM, IS NOT GRANTED OUR OPERATION MAY BE SEVERELY AFFECTED.

We purchase all of our raw material from Xinzhou Gold for our ore processing operation and rely solely on Xinzhou Gold for our supply of ores.  The veins currently being excavated by Xinzhou Gold in the permitted areas of our mines are very low grade and as such the production is minimal. The higher yielding and thereby more profitable veins run outside our permitted mining area boundaries under our current license. We have applied for an extension of the area permitted to be mined under our license, and anticipate a positive response some time in late spring of 2015. We continue production at less profitable levels with low grade metal ores. However, should our application be denied, we would not be able to secure another source with higher grade ores for our processing plant and our profitability would be severely limited.

RESERVES AND MINERALIZATION ESTIMATES ARE UNCERTAIN.

We rely on Xinzhou Gold for our supply of ores.  There are numerous uncertainties inherent in estimating proven and probable reserves and mineralization, including many factors beyond our control. The estimation of reserves and mineralization is a subjective process and the accuracy of any such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, metallurgical testing and production and the evaluation of mine plans subsequent to the date of any estimate may justify revision of such estimates. No assurances can be given that the volume and grade of reserves recovered and rates of production will not be less than anticipated. Assumptions about prices are subject to great uncertainty and gold prices have fluctuated widely in the past. Declines in the market price of gold or other precious metals also may render reserves or mineralization containing relatively lower grades of ore uneconomic to exploit. Changes in operating and capital costs and other factors including, but not limited to, short-term operating factors such as the need for sequential development of ore bodies and the processing of new or different ore grades, may materially and adversely affect Xinzhou Gold’s mine reserves and as a result affect our production.

WE POTENTIALLY FACE INTENSE COMPETITION FROM OTHER COMPANIES IN THE MINING FIELD THAT HAVE GREATER RESOURCES THAN US.

Most of our potential competitors have substantially greater financial, technical, production and other resources than we do. Greater size in some cases provides them with a competitive advantage with respect to production costs because of their economies of scale and their ability to purchase raw materials at lower prices. These companies may be more attractive for qualified and experienced personnel. Companies with greater financial resources may readily outbid us for potential lucrative acquisitions.

ACTS OF TERRORISM, RESPONSES TO ACTS OF TERRORISM AND ACTS OF WAR MAY IMPACT OUR BUSINESS AND OUR ABILITY TO RAISE CAPITAL.

Future acts of war or terrorism, national or international responses to such acts, and measures taken to prevent such acts may harm our ability to raise capital or our ability to operate, especially to the extent we depend upon activities conducted in foreign countries, such as China.  In addition, the threat of future terrorist acts or acts of war may have effects on the general economy or on our business that are difficult to predict.  We are not insured against damage or interruption of our business caused by terrorist acts or acts of war.

RISKS RELATING TO THE PEOPLE'S REPUBLIC OF CHINA

CURRENCY CONVERSION AND EXCHANGE RATE VOLATILITY COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

The PRC government imposes control over the conversion of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People's Bank of China publishes an exchange rate, which we refer to as the People's Bank of China exchange rate, based on the previous day's dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the People's Bank of China exchange rate according to market conditions. Pursuant to the Foreign Exchange Control Regulations of the PRC issued by the State Council which came into effect on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment of the PRC which came into effect on July 1, 1996, regarding foreign exchange control, conversion of Renminbi into foreign exchange by Foreign Investment Enterprises, for use on current account items, including the distribution of and profits to foreign investors, is permissible. Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still under certain restrictions. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, which provides that the PRC government shall not impose restrictions on recurring international payments and transfers under current account items.

Enterprises in the PRC (including Foreign Investment Enterprises) which require foreign exchange for transactions relating to current account items, may, without approval of the State Administration of Foreign Exchange, or SAFE, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

TO THE EXTENT OUR ASSETS ARE LOCATED IN CHINA, ANY DIVIDENDS OR PROCEEDS FROM LIQUIDATION IS SUBJECT TO THE APPROVAL OF THE RELEVANT CHINESE GOVERNMENT AGENCIES.

If we pursue our plans to operate mainly in China, our assets will be predominantly located inside China. Under the laws governing foreign invested enterprises in China, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to both the relevant government agency's approval and supervision as well the foreign exchange control. This may generate additional risk for our investors in case of dividend payment and liquidation.

CHINA’S ECONOMIC POLICIES COULD AFFECT OUR BUSINESS.

To the extent our assets will be located in China and to the extent our revenue will be derived from our operations in China, our results of business and prospects would be subject to the economic, political and legal developments in China.

While China's economy has experienced a significant growth in the past twenty years, growth has been irregular, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our sales results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations with our future investors and/or customers.

The economy of China has been transitioning from a planned economy to a more market-oriented economy. In recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in China are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over China's economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

WE MAY FACE OBSTACLES FROM THE COMMUNIST SYSTEM IN THE PEOPLE'S REPUBLIC OF CHINA.

Foreign companies conducting operations in The People's Republic of China face significant political, economic and legal risks. The Communist regime in The People's Republic of China includes a stifling bureaucracy that may discourage Western investment.

WE MAY HAVE DIFFICULTY ESTABLISHING ADEQUATE MANAGEMENT, LEGAL AND FINANCIAL CONTROLS IN THE PEOPLE'S REPUBLIC OF CHINA.

The People's Republic of China historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in The People's Republic of China. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

BECAUSE OUR ASSETS AND OPERATIONS ARE LOCATED IN CHINA, YOU MAY HAVE DIFFICULTY ENFORCING ANY CIVIL LIABILITIES AGAINST US UNDER THE SECURITIES AND OTHER LAWS OF THE UNITED STATES OR ANY STATE.

All of our assets are currently located in the Republic of China. In addition, our directors and officers are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these non-residents, or to enforce against them judgments obtained in United States courts, including judgments based upon the civil liability provisions of the securities laws of the United States or any state.

There is uncertainty as to whether courts of the Republic of China would enforce:

•	Judgments of United States courts obtained against us or these non-residents based on the civil liability provisions of the securities laws of the United States or any state; or

•
In original actions brought in the Republic of China, liabilities against us or non-residents predicated upon the securities laws of the United States or any state. Enforcement of a foreign judgment in the Republic of China also may be limited or otherwise affected by applicable bankruptcy, insolvency, liquidation, arrangement, moratorium or similar laws relating to or affecting creditors' rights generally and will be subject to a statutory limitation of time within which proceedings may be brought.

THE PRC LEGAL SYSTEM EMBODIES UNCERTAINTIES, WHICH COULD LIMIT LAW ENFORCEMENT AVAILABILITY.

The PRC legal system is a civil law system based on written statutes. Unlike common law systems, decided legal cases have little precedence. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past 27 years has significantly enhanced the protections afforded to various forms of foreign investment in China. Each of our PRC operating subsidiaries and affiliates is subject to PRC laws and regulations. However, these laws and regulations change frequently and the interpretation and enforcement involve uncertainties. For instance, we may have to resort to administrative and court proceedings to enforce the legal protection that we are entitled to by law or contract. However, since PRC administrative and court authorities have significant discretion in interpreting statutory and contractual terms, it may be difficult to evaluate the outcome of administrative court proceedings and the level of law enforcement that we would receive in more developed legal systems. Such uncertainties, including the inability to enforce our contracts, could affect our business and operation. In addition, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the PRC legal system, particularly with regard to the industries in which we operate, including the promulgation of new laws. This may include changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the availability of law enforcement, including our ability to enforce our agreements with the government entities and other foreign investors.

ANY DIVIDENDS AND OTHER DISTRIBUTIONS FROM ANY SUBSIDIARIES IN CHINA ARE SUBJECT TO VARIOUS LEGAL AND CONTRACTUAL RESTRICTIONS AND UNCERTAINTIES, AND OUR ABILITY TO PAY DIVIDENDS OR MAKE OTHER DISTRIBUTIONS TO OUR SHAREHOLDERS ARE NEGATIVELY AFFECTED BY THOSE RESTRICTIONS AND UNCERTAINTIES.

We plan to operate in China through PRC subsidiaries.  As a result, our profits available for distribution to our shareholders are dependent on the profits available for distribution from PRC subsidiaries.  If the subsidiary incurs debt on its own behalf, the debt instruments may restrict its ability to pay dividends or make other distributions, which in turn would limit our ability to pay dividends on our shares.  Under the current PRC laws, because we are incorporated in the Delaware, any PRC subsidiaries would be regarded as Sino-foreign joint venture enterprises in China.  Although dividends paid by foreign invested enterprises, such as wholly foreign-owned enterprises and Sino-foreign joint ventures, are not subject to any PRC corporate withholding tax, the PRC laws permit payment of dividends only out of net income as determined in accordance with PRC accounting standards and regulations.  Determination of net income under PRC accounting standards and regulations may differ from determination under U.S. GAAP in significant aspects, such as the use of different principles for recognition of revenues and expenses.  In addition, if we make additional capital contributions to PRC subsidiaries, (which may occur through the capitalization of undistributed profits), then additional approval of the PRC government would be required due to an increase in our registered capital and total investment .  Under the PRC laws, a Sino-foreign joint venture enterprise is required to set aside a portion of its net income each year to fund designated statutory reserve funds.  These reserves are not distributable as cash dividends.  As a result, our primary internal source of funds of dividend payments from PRC subsidiaries are subject to these and other legal and contractual restrictions and uncertainties, which in turn may limit or impair our ability to pay dividends to our shareholders.  Moreover, any transfer of funds from us to PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, is subject to registration with or approval by PRC governmental authorities. We currently do not intend on paying any dividends in the future and expect to retain all available funds to support our operations and to finance growth and development of our business. We have never declared dividends or paid cash dividends.  Our board of directors will make any future decisions regarding dividends.  We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the near future.  Therefore, any gains on an investment in our common stock will likely occur through an increase in our stock price, which may or may not occur.

FAILURE TO COMPLY WITH PRC REGULATIONS RELATING TO THE ESTABLISHMENT OF OFFSHORE SPECIAL PURPOSE COMPANIES BY PRC RESIDENTS COULD SUBJECT OUR PRC RESIDENT STOCKHOLDERS TO PERSONAL LIABILITY, LIMIT OUR ABILITY TO ACQUIRE PRC COMPANIES OR TO INJECT CAPITAL INTO OUR PRC SUBSIDIARIES, LIMIT OUR PRC SUBSIDIARIES’ ABILITY TO DISTRIBUTE PROFITS TO US OR OTHERWISE MATERIALLY ADVERSELY AFFECT US.

In October 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (1) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire "control" over domestic companies or assets, even in the absence of legal ownership; (2) adding requirements relating to the source of the PRC resident's funds used to establish or acquire the offshore entity; (i) covering the use of existing offshore entities for offshore financings; (3) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (4) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006; this date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV's affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

It is our understanding that Zhen Ding DE is not an SPV as defined by PRC laws and therefore no PRC regulatory approvals are required in connection with our ownership structure.  However, there can be no assurance that Circular 75 will be interpreted and implemented in the future so that SAFE will not be deemed to apply to us, and we cannot predict how it would affect our business operations or future strategies if it were deemed to apply to us.  For example, our present and prospective PRC subsidiaries' ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, could be subject to compliance with Circular 75 by our PRC resident beneficial holders.  In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75.  We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures.  A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75, if SAFE required it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries' ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and RMB, and between those currencies and other currencies in which our sales may be denominated.  For example, if we need to convert U.S. dollars into RMB for our operational needs and the RMB appreciates against the U.S. dollar at that time, our financial position, our business, and the price of our common stock may be harmed.  Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

WE MAY BE EXPOSED TO LIABILITIES UNDER THE FOREIGN CORRUPT PRACTICES ACT, AND ANY DETERMINATION THAT WE VIOLATED THE FOREIGN CORRUPT PRACTICES ACT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business.  We have operations, agreements with third parties and we make sales in China.  Our activities in China create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents or distributors of our Company, even though they may not always be subject to our control.  It is our policy to implement safeguards to discourage these practices by our employees.  However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible.  Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the U.S. government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

RISKS RELATED TO CORPORATE AND STOCK MATTERS

OUR COMMON STOCK IS A PENNY STOCK. TRADING OF OUR STOCK MAY BE RESTRICTED BY THE SEC’S PENNY STOCK REGULATIONS THAT MAY LIMIT A STOCKHOLDER’S ABILITY TO BUY AND SELL OUR STOCK.

Our common shares are deemed “a penny stock”. The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

In addition, we intend to apply for our common stock to be quoted on NASDAQ (FINRA)’s the Over-the-Counter Bulletin Board (OTCBB).  There can be no assurance that we will succeed in this effort.  Failure to list our shares on the OTCBB may impair the liquidity of our common stock.

NASD SALES PRACTICE REQUIREMENTS MAY ALSO LIMIT A STOCKHOLDER’S ABILITY TO BUY AND SELL OUR STOCK.

Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account.

Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be “penny stock.” Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii)reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK, AS THE FUTURE SALE OF A SUBSTANTIAL AMOUNT OF OUR RESTRICTED STOCK IN THE PUBLIC MARKETPLACE COULD REDUCE THE PRICE OF OUR COMMON STOCK.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading –volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of our company that has satisfied a two-year holding period. Any substantial sale of common stock pursuant to Rule 144 or pursuant to any resale prospectus may have an adverse effect on the market price of our securities.

YOU MAY NOT BE ABLE TO LIQUIDATE YOUR INVESTMENT SINCE THERE IS NO ASSURANCE THAT A PUBLIC MARKET WILL DEVELOP FOR OUR COMMON STOCK OR THAT OUR COMMON STOCK WILL EVER BE APPROVED FOR TRADING ON A RECOGNIZED EXCHANGE.

There is no established public trading market for our securities. After this document is declared effective by the U.S. Securities and Exchange Commission, we intend to seek a market maker to apply for a quotation on the OTCBB in the United States. We cannot assure you that a market maker will agree to file the necessary documents with the OTCBB, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, you may be unable to liquidate its investment, which will result in the loss of your investment.

THE OFFERING PRICE OF THE SHARES WAS ARBITRARILY DETERMINED, AND THEREFORE SHOULD NOT BE USED AS AN INDICATOR OF THE FUTURE MARKET PRICE OF THE SECURITIES.  THEREFORE, THE OFFERING PRICE BEARS NO RELATIONSHIP TO OUR ACTUAL VALUE, AND MAY MAKE OUR SHARES DIFFICULT TO SELL.

The offering price of $0.20 for the shares of common stock was arbitrarily determined. Therefore, the offering price is not an indication of and is not based upon our actual value. The offering price bears no relationship to our book value, assets or earnings or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

OUR DIRECTORS AND EXECUTIVE OFFICERS, COLLECTIVELY, OWN APPROXIMATELY 34% OF OUR OUTSTANDING COMMON STOCK AND MAY BE ABLE TO CONTROL OUR MANAGEMENT AND AFFAIRS.

As of December 31, 2014, our executive officers and directors beneficially owned an aggregate of 34.0% of our outstanding common stock. As a result, our directors and executive officers, acting together, may be able to control our management and affairs, including the election of directors and approval of significant corporate transactions, such as mergers, consolidation, and sale of all or substantially all of our assets. Consequently, this concentration of ownership may have the effect of delaying or preventing a change of control, including a merger, consolidation or other business combination involving us, even if such a change of control would benefit our stockholders. It could also deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and it may affect the market price of our common stock. In deciding how to vote on such matters, those shareholders’ interests may conflict with yours.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

You can identify forward-looking statements by the use of the words “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “proposed,” or “continue” or the negative of those terms. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined above. These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Forward-looking statements are based on assumptions and estimates and are subject to risks and uncertainties. We have identified in this prospectus some of the factors that may cause actual results to differ materially from those expressed or assumed in any of our forward-looking statements. There may be other factors not so identified. You should not place undue reliance on our forward-looking statements. As you read this prospectus, you should understand that these statements are not guarantees of performance or results. Further, any forward-looking statement speaks only as of the date on which it is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, those described under the heading “Risk Factors” beginning on page 4, as well as the following:

•	Our limited operating history and business development associated with being an early stage company;

•	Our history of operating losses, which we expect to continue;

•	Our ability to generate enough positive cash flow to pay our creditors;

•	Our dependence on key personnel;

•	Our need to attract and retain technical and managerial personnel;

•	Our ability to execute our business strategy;

•	Intense competition when seeking to acquire new entities;

•	General economic and capital market conditions, including political and economic uncertainty in various areas of the world where we do business;

•	World Pricing of commodities;

•	Changes in United States or foreign tax laws or regulations;

•	Unforeseen liabilities arising from litigation;

•	Our ability to successfully complete the integration of any future acquisitions; and

This prospectus may contain information and data that we obtained from government and industry publications. These government and industry publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. Although we believe that the publications are reliable, we have not independently verified their data.

USE OF PROCEEDS

All the shares being offered for sale in this prospectus are from existing shareholders of the Company, and as such, we will not receive any funds from sales of these shares.

BACKGROUND OF THE TRANSACTION WITH THE SELLING STOCKHOLDERS

All the selling shareholders obtained their shares of our Company through a share exchange whereby the Company acquired their shares in Zhen Ding NV in exchange for shares of our Company, on a one-for-one basis. The selling shareholders tendered their shares in Zhen Ding NV between January 2012 and August 2013.  In October 2013, we issued shares of common stock in exchange for the shares tendered by the selling shareholders on a one-for-one basis.  The selling shareholders were not granted registration rights in connection with the share exchange.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

Our common shares are currently quoted on the OTCPK. However, very limited trading activity has taken place in the past years and there is presently no public market for our common stock. We anticipate applying for trading of our common stock on the Over the Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the OTCBB or, if traded, that a public market will materialize.

Holders

As of December 31, 2014, there were 136 stockholders of record holding a total of 63,968,798 shares of common stock.

Dividends

We presently intend to retain future earnings, if any, to provide funds for use in the operation and expansion of our business. Accordingly, we have not declared or paid any dividends to our common shareholders and do not presently intend to do so. The payment of dividends is within the discretion of the board of directors. Any future decision whether to pay dividends will depend on our earnings, capital requirements, financial condition and any other factors that our board of directors deems relevant.

Registration Rights

We have not granted registration rights to the selling stockholders or to any other persons.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This registration statement contains forward-looking statements within the meaning of the federal securities laws. These include statements about our expectations, beliefs, intentions or strategies for the future, which we indicate by words or phrases such as "anticipate," "expect," "intend," "plan," "will," "we believe," "Zhen Ding believes," "management believes" and similar language. The forward-looking statements are based on the current expectations of Zhen Ding and are subject to certain risks, uncertainties and assumptions, including those set forth in the discussion under "Description of Business" and "Management's Discussion and Analysis or Plan of Operation". The actual results may differ materially from results anticipated in these forward-looking statements. We base the forward-looking statements on information currently available to us, and we assume no obligation to update them.

The following discussion and analysis of our financial and results of operations should be read in conjunction with the financial statement and accompanying notes and the other financial information appearing elsewhere in this report.  Our fiscal year end is December 31.

Overview

We are a junior metal ore processing and exploration company headquartered in Montreal, Canada whose business objective is to profit from the Chinese revival of interest in precious metals.  Currently, all of our operations are conducted through Zhen Ding JV, our 70% owned joint venture subsidiary.  All of the ore for our processing facility is currently supplied by Xinzhou Gold, whose main exploration area is a 17 square kilometer site located 63 kilometers from the city of Xuancheng, a significant city of 2.7 million inhabitants, 15 kilometers south from the town of Jingxian, and is 380 kilometers from Shanghai. The project site area falls under the administration of the township of Langqaio and is located near the village of Wuxi. The concentrate processing plant operated by Zhen Ding JV processes for sale metal ore concentrates of gold, silver, copper, lead and zinc at purity levels ranging from 65% to 80%.

In addition, our current business model is also to identify mining entities that are engaged in the exploration and extraction of precious and/or base metals, primarily in Anhui, China which are in need of funding and improved management. We would then provide the necessary management expertise and assist in financing efforts in these mining operations. In exchange, we would acquire metal ores produced by these mines to process in our ore milling plant and sell the ore concentrates to major metal refineries. We are seeking mining companies with either geologically demonstrated mineral resources, or which are already in mining operations within a reasonable distance to our mine site. We believe we have the necessary expertise and contacts to find needed financing and personnel to help these enterprises in their development and in return we secure the necessary raw material for our ore milling plant.

With the concentration plant idle from time to time, the plan is to process other customers’ ore to keep the plant running continuously year round in order to increase our revenue.

Going Concern

Our financial statements have been prepared on a going concern basis, which assumes the Company will continue to meet its obligations and continue its operations for the next fiscal year. As of September 30, 2014, the Company has generated minimal revenues, has a working capital deficit and has accumulated losses of $15,367,381 since inception. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. The continuation of the Company as a going concern is dependent upon financial support from its stockholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. Realization value may be substantially different from carrying values as shown and these financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Results of Operations

The Nine-Month Period Ended September 30, 2014 Compared to the Nine-Month Period Ended September 30, 2013

Revenues increased by $124,188 to $180,502 for the nine months ended September 30, 2014 compared to $56,314 for the nine months ended September 30, 2013 because the Company re-proceeded to upgrade its product in 2013 and received larger orders of the better quality product in 2014.

Cost of revenues increased by $62,528 to $97,446 for the nine months ended September 30, 2014 compared to $34,918 for the nine months ended September 30, 2013 as the result of the increase in sales in 2014.

Operating expenses increased by $271,701 to $400,239 for the nine months ended September 30, 2014 compared to $128,538 for the nine months ended September 30, 2013 due to the increase in unallocated overhead expense. In 2014, the Company’s production level was abnormally low due to significantly reduced demand and unplanned facility downtime. Accordingly, unallocated overheads, such as depreciation and labor costs, are recognized as an expense.

Depreciation expense included in operating expense increased by $231,800 to $253,330 for the nine months ended September 30, 2014 compared to $21,530 for the nine months ended September 30, 2013.  Because the Company had abnormally low production level in 2014, the depreciation expenses of production equipment were recognized as the operation expenses. Depreciation expense included in cost of revenues for the nine months ended September 30, 2014 and 2013 was $0 and $14,887, respectively.

Interest expenses increased by $51,734 to $402,676 for the nine months ended September 30, 2014 compared to $350,942 for the nine months ended September 30, 2013. Interest expenses were mainly incurred from the debt due to related parties. The Company issued more notes to its related party in 2014 to fund our operations.

Other income increased by $324,659 to $324,426 for the nine months ended September, 2014 compared to other expenses of $233 for the nine months ended September 30, 2013 was mainly due to Company sold out voided product which was written off by the end of 2013 to a new customer.

Net loss increased by $124,101 to $474,935 for the nine months ended September 30, 2014 compared to $350,834 for the nine months ended September 30, 2013 primarily because of the increase in utility expense, payroll expense and other costs.

Year Ended December 31, 2013 as Compared to Year Ended December 31, 2012

Revenues decreased by $2,044,657 to $56,560 for the year ended December 31, 2013 compared to $2,101,217 for the year ended December 31, 2012 due to decrease in sales. During 2013, the mining market in China was inactive. In addition, the Company produced lower quality of inventories with more impurity and arsenic which caused less interest from buyers.

Cost of revenues decreased by $1,272,563 to $812,405 for the year ended December 31, 2013 compared to $2,084,968 for the year ended December 31, 2012 mainly because of the decrease in sales in 2013.

Operating expenses increased by $24,844 to $275,335 for the year ended December 31, 2013 compared to $250,491 for the year ended December 31, 2012 due to an increase in management’s salaries.

Interest expenses increased by $238,114 to $472,123 for the year ended December 31, 2013 compared to $234,009 for the year ended December 31, 2012. Interest expenses were mainly incurred from the debt due to related parties. The Company issued more notes to its related party in 2014 to fund our operations.

Net loss increased by $1,035,272  to $1,504,021 for the year ended December 31, 2013 compared to $468,749 for the year ended December 31, 2012 primarily because of the significant decrease in revenue.

Liquidity and Capital Resources

As of September 30, 2014, we had $19,060 cash on hand and an accumulated deficit of $15,367,381. Our auditors expressed that there is substantial doubt as to our ability to continue as a going concern. From the inception date to September 30, 2014, the Company issued shares and notes payables to related parties to finance its operations.

The full and timely development and implementation of our business plan and growth strategy will require significant additional resources, and the Company may not be able to obtain the funding necessary to implement its growth strategy on acceptable terms or at all. An inability to obtain such funding could slow down or prevent the Company from further development of its mining resources. The Company intends to explore additional options to secure sources of capital, including the issuance of debt, and equity, including preferred equity securities or other equity securities. The Company has identified potential sources for the additional financing; however, the Company does not have commitments from any third parties to provide this financing. The Company might not succeed in raising additional equity capital or in negotiating and obtaining additional and acceptable financing when it needs it or at all. The Company’s ability to obtain additional capital will also depend on market conditions, national and global economies and other factors beyond its control. We cannot assure you that the Company will be able to implement or capitalize on various financing alternatives or otherwise obtain required capital, the need for which is substantial given its operating loss history and its business and development plan. The terms of any future debt or equity funding that the Company may obtain in the future may be unfavorable to the Company and to its stockholders.

DESCRIPTION OF OUR BUSINESS

Overview

We are a company engaged in seeking business partnership opportunities with companies that are in the field of exploration and extraction of precious and/or base metals, primarily in China, which are in need of funding and improved management.  We would provide the necessary management expertise and assist in financing efforts of these mining operations.  In exchange, we would acquire metal ores produced by these mines and process the ores in our ore milling plant and sell the ore concentrates to metal refineries.  Currently, our only operating company is Zhen Ding JV, which engages in the processing of metal ore and the selling of ore concentrates of gold, silver, lead, zinc and copper at purity levels ranging from 65% to 80%.  Zhen Ding JV purchases metal ore in rock form from its joint venture partner, Xinzhou Gold, which has rights to explore and mine ore from a property located in the southwestern part of Anhui province in China.

Our Corporate History and Structure

The Company was incorporated in September 1996 as Robotech Inc., and began its business in the development and marketing of specialized technological equipment. At that time we estimated that it would require approximately $6,000,000 to realize our plans. As of the year 2003, we had not reached our financing goals and therefore abandoned that particular business plan. Since that time, we have been seeking suitable candidates for acquisition.

In the past decade there has been a world wide sharp recovery in the price and interest in precious metals, minerals and industrial commodities. Such interest has been fueled to a large degree, by the economic awakening of the two most populous nations, China and India and further bolstered by a sharp decline in the US dollar. A particular beneficiary of this revival has been the market prices of gold, silver and copper. Thus, in early 2010, the business direction of the company was changed to seek to profit from this revival and we began to focus our acquisition search in that industry, particularly on companies engaged in the mining of gold, silver and copper.

In January 2012, the Board of Directors, with authorization from the majority of the shareholders of the Company, made an offer to the shareholders of Zhen Ding Resources Inc., a Nevada corporation (“Zhen Ding NV”), to acquire, at the very least, the majority of their common shares, and, if available, up to 100% ownership.

Zhen Ding NV through its wholly owned subsidiary, Z&W Zhen Ding Corporation, a California corporation (“Zhen Ding CA”), has been engaged in a joint venture with Jing Xian Xinzhou Gold Co., Ltd. (“Xinzhou Gold”), a company organized under the laws of the People’s Republic of China (“PRC”). The joint venture company, Zhen Ding Mining Co. Ltd. (“Zhen Ding JV”) is 70% held by Zhen Ding NV through Zhen Ding CA.  It is a common practice in China to append the name of the town or city where an enterprise is located to its legally incorporated name. Thus many documents referencing Zhen Ding JV may refer to it as Jing Xian Zhen Ding Mining Co. Ltd. Zhen Ding JV engages in the processing of metal ore and the selling of ore concentrates of gold, silver, lead, zinc and copper at purity levels ranging from 65% to 80%.  Zhen Ding JV purchases metal ore in rock form from Xinzhou Gold.

On March 8, 2012, we changed our name from Robotech, Inc. to Zhen Ding Resources Inc., in anticipation of the acquisition of Zhen Ding NV. Our trading symbol, RBTK, however remained unchanged.

During 2012, a total of 50,746,358 shares of the issued and outstanding common stock of Zhen Ding NV were tendered to the Company. On August 13, 2013, an additional 13,100,000 shares were tendered to us. Thus, as of August 13, 2013 the shareholders of Zhen Ding NV had tendered 100% of the issued and outstanding shares of common stock, representing 100% of the issued and outstanding equity of Zhen Ding NV to us.

On October 23, 2013, we issued 63,968,798 shares of our common stock, on a one-for-one basis, to the tendering shareholders of Zhen Ding NV making Zhen Ding NV a wholly owned subsidiary of the Company.

On October 28, 2013, we dissolved Zhen Ding NV by merging it with and into Zhen Ding DE.  As a result, Zhen Ding CA became a wholly-owned subsidiary of Zhen Ding DE.  Zhen Ding CA continues to exist as an intermediate holding company with no operations of its own, but which in turn owns our 70% interest in Zhen Ding JV.

The following illustrates our corporate and share ownership structure as of the date of this prospectus:

Operations

Presently, we are conducting our operations exclusively through Zhen Ding JV, our joint venture company. However, we continue to look for other attractive potential acquisition targets in the mining industry.
Our joint venture, Zhen Ding JV, is equipped to process ore mined by our joint venture partner Xinzhou Gold.  Zhen Ding JV purchases the ore in rock form from Xinzhou Gold and processes the ore into our final product, which is a gold, silver, lead, zinc and copper ore concentrate. We estimate that our processed product is 65-80% pure and is sold to refineries that further purify and separate the concentrate.  Zhen Ding JV also arranges all exploration, mining process and operations, and financial and administrative support for the Wuxi Gold Mine operations.

We plan to resume selling processed ore concentrate as soon as possible to provide Zhen Ding JV the cash flow needed to keep its plant running and to maintain a viable work force for future expansion.

Although we do not currently produce pure metals, it is part of our development plan to do so in the near future.

Planned Production Development

We rely on Xinzhou Gold for our supply of ores.  Xinzhou Gold’s exploration permit covers an area of 34.75 square kilometers, and the company has been granted a mining permit with respect to 0.745 square kilometers of such area. The permitted annual mining capacity is 60,000 tons, and the concentration plant has been built with the annual future production capacity of 100,000 tons.

The future plan of development is as follows:

1.	Increase the production rate from processing 60,000 tons per year to 100,000 tons per year during 2015.
2.	Increase the production rate from processing 100,000 tons per year to 180,000 tons per year during 2016.

We will need to acquire additional drilling equipment in order to support this increased production, the total cost of which we estimate to be US$4.8 million.

Planned Additional Deep Drilling Exploration Development

Out of the total 34.75 square kilometers, three holes have been drilled with very promising results in the deep zone, and indicating that such area likely contains porphyry copper gold deposits.  These three drill holes have revealed mineralized copper, gold and molybdenum.  One drill hole was especially promising, with a high content of copper (over 10%) with a 1.7m rock core drill.  The three drill holes produced almost 100m of rock core drill with industrial grade gold and molybdenum mineralization.  Sample collection is carried out strictly according to PRC national exploration standards with cleft rock core drill of each sampling (of 1.0-1.5 meters in length).  Analytical procedures are carried out in accordance with the national chemical analysis standard.  With respect to Quality Assurance/Quality Control (QA/QC) protocols, samples are analyzed with 20% repetition and internal and external corrections in order to ensure the accuracy of the analysis result relating to metals.

Future plans include:

•
Carrying out soil measurement (geochemistry) and surface sampling in the target area of 2km2, obtaining the secondary halo anomaly granite diorite stock and its wall rocks in order to find mineralization center for the further determination of drilling after chemical analysis.  This sampling is expected to be finished by June 2015 and is expected to cost approximately $20,000.

•
Excavating an exploratory trench of approximately 1000m3 to get fresh samples for further chemical analysis.  This excavation is expected to be finished by June 2015 and is expected to cost approximately $30,000.

•	Drilling three drill holes with 2000 meters depth to find the ore bodies. This drilling is expected to be finished by August 2015 and is expected to cost approximately $200,000.
•
An additional 10 drill holes will be drilled within the area of 3.6 square kilometers, the depth of each hole will be 1000 meters and the cost for each hole will be one millions RMB or US$160,000.00. Total: US$1.6 million.

•
8-10 holes will be drilled within the area of 0.74 square kilometers covered by the mining license, and the cost will about RMB 10 million or total US$1.6 million.  The drilling is expected to be finished by August 2015.

•	Chemical analysis of approximately 1,000 samples, which is expected to cost about $50,000 and to be finished by October 2015.
•	Preparation of a geological and technique report, which is expected to cost about $20,000 and to be completed by the end of 2015.

The Company is currently seeking additional financing to fund these plans.  We anticipate that the No. 271 Geological Team of Anhui Bureau of Geology and Mineral Exploration will undertake these exploration tasks.  This geological company has a Grade A Certificate of Geological Exploration issued by the Administration of Land and Mineral Resources of China.  During exploration they will be assisted by experts from the Institute of Geochemistry, Institute of Geology and Geophysics, Chinese Academy of Sciences, in finding the correct methods, target area and data analysis.

Our Joint Venture, Zhen Ding Mining Co., Ltd.

On November 4, 2004, (Jing Xian) Xin Zhou Gold Co. Ltd of Anhui Province China (“Xinzhou Gold”) and Z & W Zhen Ding Corporation, a California corporation (“Zhen Ding CA”), entered into a joint venture agreement to form a limited liability mining company, named (Jing Xian) Zhen Ding Mining Co., Ltd, incorporated under Chinese law (“Zhen Ding JV”), for the purposes of processing metal ores which Xinzhou Gold extracts from the natural mineral resources found in the 34.75 square kilometers Wuxi property located in Langqiao Town, Jing County, Anhui Province, China.  The terms of the Zhen Ding JV are governed by the joint venture agreement and the Articles of Association for the Zhen Ding JV.

Zhen Ding JV has a registered capital of US$1,680,000 and a total investment of US$2,418,000, with Zhen Ding CA making 70% and Xinzhou Gold making 30% of the capital contribution.  Generally, Xinzhou Gold is responsible for the mining operations and Zhen Ding CA is responsible for Zhen Ding JV’s cash needs, machinery and equipment, labor management and overseeing financial matters such as taxes, finances and audits.

Profits and losses of Zhen Ding JV are shared by both parties in accordance to the capital contribution ratio.  The management of Zhen Ding JV consists of a seven-member board of directors with four appointed by Xinzhou Gold and three appointed by Zhen Ding CA.  The Zhen Ding JV business operations are managed by a general manager appointed by Xinzhou Gold and two deputy general managers with Xinzhou Gold and Zhen Ding CA each appointing one of them.

Zhen Ding JV has a term of 20 years and can be renewed with unanimous approval of its board of directors and the Ministry of Foreign Trade and Economic Development of the PRC.  The joint venture may be terminated with the consent of both parties, or by either Xinzhou Gold or Zhen Ding CA alone in the case of any of the following:

•	The joint venture is unable to continue operations due to heavy losses;
•	The joint venture is unable to continue operations due to an event of force majeure;
•	A substantial uncured breach by the other party of the joint venture agreement or the Articles of Association; or
•	The joint venture fails to obtain its operational objectives and has no good prospects for doing so.

Zhen Ding JV also provides management consulting to Xinzhou Gold and assists Xinzhou Gold in its financing efforts to secure additional funding to expand its mining operation.  Zhen Ding JV also arranges all exploration, mining process and operations, and financial and administrative support for the Wuxi Gold Mine operations.  In return Xinzhou Gold sells all of its ore production to Zhen Ding JV for processing at a price determined by the relevant Chinese metal market price as approved by the local government finance department.  In addition, Xinzhou Gold is required to achieve a minimum profit.

Xinzhou Gold is owned 30% by Zhou Qiang, a Director and shareholder of Zhen Ding DE, 23% by Zhou Zhi Bin, a Director and shareholder of Zhen Ding DE, 23% by Wei De Gang, Chairman, CFO and a Director and Shareholder of Zhen Ding DE, 4% by Tang Yong Hong, and 20% by Chen Yan Song.

Description of the Property of the Wuxi Gold Project

Zhen Ding JV relies on Xinzhou Gold for its supply of metal ores and its processing plant is located on the site of the underground mine where Xinzhou Gold has licenses to explore and mine ore (the “Wuxi Gold Project”) to reduce transportation cost.  The Wuxi Gold Project is located in Jingxian county, situated in the southeastern part of Anhui Province, PRC. The site is 63km southwest of the city of Xuancheng, a significant city of about 2.8 million inhabitants, and is 15 km south of the town of Jingxian.  The project site falls under the administration of the township of Langqaio and is located near the village of Wuxi. (see Figure 1).

Figure 1- Location of Wuxi

The geographical position of the Wuxi Gold Project is located within the area bounded by the coordinates: 118°24′20″ to 118°27′20″ E and 30°31′30″ to 30°35′30″ N.

Access to the site from the city of Huangshan, the nearest city with regular air service, is by Express Highway #205 for approximately 125km to the village of Wuxi and subsequently by a 2 km all-weather road to the project site. All roads are public roads. Access is also available through the rail system at Xuancheng. (Please refer to Figure 2 for access to Wuxi via highways).

The area was eroded by glacial activity and subsequently by meteoric waters to a rolling landform. The elevations in the Wuxi Gold Project area are generally higher in the east and lower in the west.  The highest elevation, in the area, is less than 300m above sea level.

Gullies and creeks are well developed and are recharged by meteoric water. A river near the Wuxi Gold Project site will, via surface channel, conduit sufficient water for process and mining purposes. All rivers, gullies and creeks in the area flow into the Shuiyang river system.

The area has a mild climate. The highest temperatures occur in July and August reaching highs of + 41ºC and the lowest are during January and February reaching lows of –8ºC. Annual precipitation varies between 1348.2mm and 1422.8mm, concentrated from April to August.

The Wuxi Gold Project is located near the village of Wuxi and the work force comes from this and other nearby villages. A plentiful, although inexperienced, work force is available locally.

Electric power is supplied by the local power grid and additional demand can be met by existing infrastructure. Energy cost is low and reliability is reportedly good. No backup power supply is provided or required on site. Telephone lines are available. Cellular phone coverage is good. Required roads, power lines, and water lines are in place.

Our joint venture partner, Xinzhou Gold currently mines ores at the Wuxi Gold Project under two permits: (1) Mining License No. C3400002009114110049341 (the “Mining License”) and (2) Gold Mining License No. (2005) 42 (the “Gold Mining License”).

The Mining License is valid from November 20, 2014 until November 20, 2017.  This license allows ore to be mined in a specific area spanning 0.744 square kilometers with an ore extraction limit of 60,000 tons per year.

The Gold Mining License specifically grants the right to extract gold ore up to 200 tons a day in the Wuxi Gold Mine and is valid from June 3, 2005 until June 3, 2015. We expect to apply for an extension before the expiration.

The veins Xinzhou Gold has been extracting ore from have been very low grade and therefore the yield is also low as a result. Xinzhou Gold has discovered that veins with higher concentrations of gold runs outside of its licensed areas and has applied for an expansion of its permitted areas under the license. As such, mining of ore has been reduced awaiting an expansion of the working area permitted under the Mining License. Assuming Xinzhou Gold obtains the expanded license and ramps up its mining activities again, we should increase productivity in our processing plant. Xinzhou Gold is currently seeking additional funding to invest in the expanded drilling efforts while awaiting the result of our working area expansion permit application.

History of the Wuxi Gold Project

Initial regional geologic work began, in this area, in the 1930’s. Geologists, including Li Yuyao and Wang Hengjie, began investigations into the origin of the carbonaceous zone in southern Anhui. Mineral exploration work began subsequent to the investigation for coal by Zhaoxian Bian and Yunyuan Liu in the 1940’s.

Additional regional geology and mineral geological surveys were performed between 1960 and 1965, by the Anhui Regional Geological Survey Team. This team provided a detailed Lithological/Stratigraphic study of the area. Concomitantly, this team performed stream sampling and investigations of old mine workings as well as additional mineral prospecting which has laid the basis for all subsequent geological work.

Since that time, there have been sporadic geological investigations primarily for the purpose of scientific research. Official regional geologic survey mapping is limited to a 1:50000 scale survey map; this limitation is indicative of the minor amounts of previous geological work performed in the area.

In 1998, the Anhui Exploration (Nuclear Technology) Institute discovered gold and poly-metallic deposits in the district. The mineral resource, subject of this report, was located primarily by surface exploration techniques, primarily surface trenching.

In March of 1999, the Anhui Exploration (Nuclear Technology) Institute sought additional investors; their involvement resulted in the formation of our joint venture partner, Xinzhou Gold. Senior management and owners of Xinzhou Gold are also our partner in Zhen Ding JV and also form part of the senior management of Zhen Ding DE.

In 2010, an additional financial partner was admitted to the Wuxi Gold Project and committed to expending up to US$4,000,000 to firm up the mining tunnels, for additional drilling and building an ore processing (concentration) plant. Zhen Ding JV has spent about $27.5 million RMB (about US$4.3 million) over the past 3 years.

The Physical Plant at the Wuxi Gold Project

The processing of the ore is through a gravity concentration plant which has been built on the northeast side of the mountain located within the Zhen Ding JV prospect. The plant is owned and operated by Zhen Ding JV and is approximately four years old.  It currently has a capacity to process 200 tons of rock daily, with infrastructure in place to provide for expansion of capacity to 600 tons.

In the PRC, land use rights are the legal rights for an entity to use land for a fixed period of time. The PRC has adopted a dual land tenure system under which land ownership is independent of land use rights. The land is either owned by the state or by rural collective economic organizations.  As of December 31, 2014, the Zhen Ding JV did not have any land use rights agreements with the PRC for the buildings owned by the Company. The Government owns the land where the Company’s buildings are located and allows the Company free usage of the land.

The overview of milling process is for the ore to be extracted and brought to the plant and initially passed through two crushers, one coarse and one more refined, which is then fed into one of three grinding mills, where the ore is ground into powder form. At the grinding process, the powdered ore is mixed with chemicals and then fed into a floatation machine. After the chemical treatment, output from the floatation machine goes through a filter and drying machine. The output of the drying produces our final product, which is a gold, silver, lead, zinc and copper concentrate. We do not produce pure metal. We estimate our extracted ore is 65-80% pure and is sold to refineries that further purify and separate the concentrate. Tailing are send directly to a tailing pond near the entrance side of the plant. There is no hazardous waste produced by our concentration plant and we recycle nearly all of the waste water. The plant was visited and inspected by the relevant authorities. It passed the inspection and was issued a safety permit to operate and we expect the newest permit to be issued in February or March of 2015.

The plant was completed and tested during 2012. Milling activity commenced during the summer of 2012. In the five months ended December 31, 2012, Zhen Ding JV milled and sold $2,101,200 of metal concentrate. However, mining and production decreased at year end as Xinzhou Gold exhausted its higher concentrated gold deposits and needed to extract beyond the areas permitted by the mining license. Xinzhou Gold has applied for an expansion of licensed areas.  Zhen Ding JV will ramp up its milling activities if and when the license expansion is granted and we have obtained additional funding. We are maintaining minimal milling activities daily due to the decreased ore production by Xinzhou Gold from whom we purchase our raw material, but the major milling production operation should commence with additional capital and expanded mining area approval.

The following table presents the amount of processed metal ores sold by Zhen Ding JV from January 2012 through September 30, 2014:

Zhen Ding JV Processed Ore Sales Amounts

Products	2012	2013	First three quarters of 2014	Total

Gold	$1,135,816	$23,193	$26,788	$1,185,797
Silver	772,312	29,424	96,841	898,577
Lead	-		52,319	52,319
Other	193,089	3,943	4,554	201,586
Total	$2,101,217	$56,560	$180,502	$2,338,279
Total Tons	22,473	605	1,933	25,011

Our Customers

We maintain no sales and marketing network, as our products are commodities which have a continuous demand, and can be sold directly to established metals refiners. All our milling output to date has been sold to a local metals firm, Yantai JinAo Metallurgical Co. Ltd.  Our sales to Yantai JinAo Metallurgical Co. Ltd. Are governed by the terms of a non-exclusive Supply Contract of Gold Concentrate Fines dated July 20, 2012 between Zhen Ding JV and Yantai Jin Ao Metallurgical Co. Ltd.  Pursuant to the Supply Contract, after our milling output has satisfied certain tests and undergone further processing by the purchaser, we are entitled to be paid a price determined by the amount of gold and silver produced multiplied by a percentage of the current market price of the metal as established by the relevant Shanghai metals exchange.

For the future, we anticipate no problems in selling our output.

Plan of Operation

    Our operating plan for the balance of 2015 is as follows:

•	Continue to pursue potential financing activities.

•
The funds raised would be used to (a) identify additional veins, (b) to re-start the mill, (c) re-test the mill, (d) develop expansion plans for our plant capacity, (e) drilling additional holes near the concentration plant and (f) undertake at least three deep drill holes in the permit area.

•
To re-commence greater milling operations as soon as possible. This is expected in early 2015. This will involve re-testing the plant equipment and re-hiring all personnel laid off as a result of the mining halt.

•
Actively seek partnerships with mining enterprises primarily active in the gold, silver and/or copper fields and subject to the general parameters described earlier to increase our supply of raw material.  The extent of this program is dependent on the success of the US$3,000,000 financing efforts currently underway, as describer earlier.

Our plans for exploitation of the Wuxi Gold Project are described above in “BUSINESS OPERATIONS—Planned Production Development.”

Selling and Distribution of Output

We maintain no sales force, nor do we believe that we require one. As our products are varying concentrates of gold, silver, copper aggregates which are commodity-like in form, they can directly be sold to various metal companies with little or no marketing effort. In our region there exist several large and established metals processors that offer direct purchasing from us. We have already established relationships with several of them as we have delivered output in the past and anticipate little problem in disposing of any future mining production. Selling prices are determined by the world commodities market place.

Yantai Jin Ao Metallurgical Co. Ltd., a local metals firm, currently acquires all of our production.

Need For Additional Capital

Without additional funding, the company will not be able to pursue its business model. If adequate funds are not available or are not available on acceptable terms when required, we would be required to significantly curtail our operations and would not be able to fund the development of the business envisioned by our business model. These circumstances could have a material adverse effect on our business and our ability to continue to operate as a going concern.

Impediments to Additional Cash; Limited Operating History;

There is little historical financial information about us upon which to base an evaluation of our performance. We cannot guarantee that we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services and products.

To become profitable, we have to sell our output and generate revenue. We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Principal Office

Our principal office is located at Zhen Ding Resources Inc., Suite 205, 353 St. Nicolas, Montreal, Quebec H2Y 2P1.  The offices in Montreal are not under written lease but are rented through a verbal agreement, on a month to month basis, from 150206 Canada Inc. at $500 per month, due and payable at each calendar quarter end. The occupancy began October 1, 2013.

Our operational offices are located at:  Zhen Ding Mining Co. Ltd., Wuxi County, Town of Langqiao, Jing Xian, Anhui Province, China, Tel: 6270-9018. This office was purchased for about 300,000 RMB (approximately $50,000) in 2008 by Xinzhou Gold, and permits us its usage for an amount as yet to be negotiated.

Employees

Currently we have no paid employees. Our management team consists of our CEO and CFO and they currently do not receive compensation for their services. We intend to provide compensation to our CEO and CFO in the future and formalize their employment relationship with the Company at that time.

Zhen Ding JV currently has 7 employees and upon increase of milling operations, Zhen Ding JV will re-hire up to 40 mill workers. The 7 employees occupy the following management positions: CFO, site general manager, mine manager, administrative manager, accountant, and external accounting coordinator. They are adequate to operate the mill at our current lower rate of operation.

None of the management employees have employee contracts.

The Company may from time to time hire paid consultants to assist it in achieving various goals.  Victor Sun has performed consulting services for the Company in its very early days, including assisting with the establishment of the Zhen Ding JV, and, due in part to his other business activities in Anhui, China, Mr. Sun is currently assisting the Company by helping to co-ordinate certain business activities and functions between the Company and the Zhen Ding JV.  Zhen Ding JV has also employed Wei Dong Sun, a Professor of Geochemistry at the Guangzhou Institute of Geochemistry, as a consultant with respect to certain geological matters at its Wuxi Gold Mine project.

Research and Development

Neither the Company nor any of its subsidiaries is engaged in any research and development, aside from seeking new and viable acquisitions and/or finding and purchasing improved, more effective, and safer mining and milling equipment and methodologies.

GOVERNMENT REGULATION

The following summary discusses all regulations that materially affect the business of our Company.

Chinese Regulations Affecting Our Company

Environmental Regulations

We are subject to a variety of governmental regulations related to environmental protection. The major PRC environmental regulations applicable to us include the Environmental Protection Law and the Environmental Impact Appraisal Law.

The Environmental Protection Law sets out the legal framework for environmental protection in the PRC. The Ministry of Environmental Protection (“MEP”) of the PRC is primarily responsible for the supervision and administration of environmental protection work nationwide and formulating national waste discharge limits and standards. Local environmental protection authorities at the county level and above are responsible for the environmental protection in their jurisdictions.

Companies that discharge contaminants must report and register with the MEP or the relevant local environment protection authorities. Companies discharging contaminants in excess of the discharge limits prescribed by the central or local authorities must pay discharge fees for the excess in accordance with applicable regulations, and are also responsible for the treatment of the excessive discharge. Government authorities can impose different penalties on individuals or companies in violation of the Environmental Protection Law, depending on the individual circumstances of each case and the extent of contamination. Such penalties include warnings, fines, impositions of deadlines for remedying the contamination, orders to stop production or use, orders to re-install contamination prevention and treatment facilities which have been removed without permission or left unused, administrative actions against relevant responsible persons or companies, or orders to close down those enterprises. Where the violation is serious, the persons or companies responsible for the violation may be required to pay damages to victims of the contamination. Where serious environmental contamination occurs in violation of the provisions of the Environmental Protection Law which results in serious loss of public and private property, persons or enterprises directly responsible for such contamination may be held criminally liable.

Restriction on Foreign Ownership

The principal regulation governing foreign ownership of chemical businesses in the PRC is the Foreign Investment Industrial Guidance Catalogue, effective as of December 11, 2007 (the “Catalogue”). The Catalogue classifies the various industries into four categories: encouraged, permitted, restricted and prohibited. As confirmed by the government authorities, the Company is engaged in a permitted industry.

The National Development and Reform Commission (“NDRC”) and MOFCOM periodically jointly revise the Foreign Investment Industrial Guidance Catalogue. As such, there is a possibility that our company’s business may fall outside the scope of the definition of a permitted industry in the future. Should this occur, we would face a limit or restriction on foreign investment, the likes of which we are currently not subject to.

Regulation of Foreign Currency Exchange and Dividend Distribution

Foreign Currency Exchange

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations (1996), as amended, and the Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996). Under these regulations, Renminbi are freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not for most capital account items, such as direct investment, loan, repatriation of investment and investment in securities outside China, unless the prior approval of SAFE or its local counterparts is obtained. In addition, any loans to an operating subsidiary in China that is a foreign invested enterprise, cannot, in the aggregate, exceed the difference between its respective approved total investment amount and its respective approved registered capital amount. Furthermore, any foreign loan must be registered with SAFE or its local counterparts for the loan to be effective. Any increase in the amount of the total investment and registered capital must be approved by MOFCOM or its local counterpart. We may not be able to obtain these government approvals or registrations on a timely basis, if at all, which could result in a delay in the process of making these loans.

The dividends paid by the subsidiary to its shareholder are deemed shareholder income and are taxable in China. Pursuant to the Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), foreign-invested enterprises in China may purchase or remit foreign exchange, subject to a cap approved by SAFE, for settlement of current account transactions without the approval of SAFE. Foreign exchange transactions under the capital account are still subject to limitations and require approvals from, or registration with, SAFE and other relevant PRC governmental authorities.

Dividend Distribution

The principal regulations governing the distribution of dividends by foreign holding companies include the Wholly Foreign Owned Enterprise Law (1986), as amended, and the Administrative Rules under the Wholly Foreign Owned Enterprise Law (1990), as amended.

Under these regulations, WFOEs in China may pay dividends only out of their retained profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, WFOEs in China are required to allocate at least 10% of their respective retained profits each year, if any, to fund certain reserve funds unless these reserves have reached 50% of the registered capital of the enterprises. These reserves are not distributable as cash dividends.

Notice 75

On October 21, 2005, SAFE issued Notice 75, which became effective as of November 1, 2005. According to Notice 75, prior registration with the local SAFE branch is required for PRC residents to establish or to control an offshore company for the purposes of financing that offshore company with assets or equity interests in an onshore enterprise located in the PRC. An amendment to registration or filing with the local SAFE branch by such PRC resident is also required for the injection of equity interests or assets of an onshore enterprise in the offshore company or overseas funds raised by such offshore company, or any other material change involving a change in the capital of the offshore company.

Moreover, Notice 75 applies retroactively. As a result, PRC residents who have established or acquired control of offshore companies that have made onshore investments in the PRC in the past are required to complete the relevant registration procedures with the local SAFE branch. Under the relevant rules, failure to comply with the registration procedures set forth in Notice 75 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the increase of its registered capital, the payment of dividends and other distributions to its offshore parent or affiliate and capital inflow from the offshore entity, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.

It is our understanding that Zhen Ding DE is not an offshore special purpose company as defined by PRC laws and therefore no PRC regulatory approvals are required in connection with our ownership structure.  However, there can be no assurance that Notice 75 will be interpreted and implemented in the future so that SAFE will not be deemed to apply to us, and we cannot predict how it would affect our business operations or future strategies if it were deemed to apply to us.  For example, our present and prospective PRC subsidiaries' ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, could be subject to compliance with Notice 75 by our PRC resident beneficial holders.  In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Notice 75.  We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures.  A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Notice 75, if SAFE required it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries' ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

M&A Regulations and Overseas Listings

On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, CSRC and SAFE, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rule, which became effective on September 8, 2006. This New M&A Rule, among other things, includes provisions that purport to require that an offshore special purpose vehicle formed for purposes of overseas listing of equity interests in PRC companies and controlled directly or indirectly by PRC companies or individuals obtain the approval of CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

On September 21, 2006, CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. The CSRC approval procedures require the filing of a number of documents with the CSRC and it would take several months to complete the approval process. The application of this new PRC regulation remains unclear with no consensus currently existing among leading PRC law firms regarding the scope of the applicability of the CSRC approval requirement.

The Company believes that under current PRC laws and regulations:

•	We currently control our Chinese operating entity through a joint venture arrangement which is permitted under Chinese regulations regarding foreign ownership.

•	In spite of the above, CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this new procedure.

Regulations on Offshore Parent Holding Companies’ Direct Investment in and Loans to Their PRC Subsidiaries

An offshore company may invest equity in a PRC company, which will become the PRC subsidiary of the offshore holding company after investment. Such equity investment is subject to a series of laws and regulations generally applicable to any foreign-invested enterprise in China, which include the Wholly Foreign Owned Enterprise Law, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Contractual Joint Venture Enterprise Law, all as amended from time to time, and their respective implementing rules; the Tentative Provisions on the Foreign Exchange Registration Administration of Foreign-Invested Enterprise; and the Notice on Certain Matters Relating to the Change of Registered Capital of Foreign-Invested Enterprises.

Under the aforesaid laws and regulations, the increase of the registered capital of a foreign-invested enterprise is subject to the prior approval by the original approval authority of its establishment. In addition, the increase of registered capital and total investment amount shall both be registered with SAIC and SAFE.

Shareholder loans made by offshore parent holding companies to their PRC subsidiaries are regarded as foreign debts in China for regulatory purposes, which are subject to a number of PRC laws and regulations, including the PRC Foreign Exchange Administration Regulations, the Interim Measures on Administration on Foreign Debts, the Tentative Provisions on the Statistics Monitoring of Foreign Debts and its implementation rules, and the Administration Rules on the Settlement, Sale and Payment of Foreign Exchange.

Under these regulations, the shareholder loans made by offshore parent holding companies to their PRC subsidiaries shall be registered with SAFE. Furthermore, the total amount of foreign debts that can be borrowed by such PRC subsidiaries, including any shareholder loans, shall not exceed the difference between the total investment amount and the registered capital amount of the PRC subsidiaries, both of which are subject to the governmental approval.

U.S. Regulations Affecting Our Company

FCPA Policy

The Foreign Corrupt Practices Act, or the FCPA, prohibits companies and individuals subject to FCPA jurisdiction from providing to foreign officials any “corrupt payments” (i.e., bribes, kickbacks, and similar benefits) in order to obtain any unfair advantage with respect to government contracts, regulatory approvals, licenses, and other government actions for the purpose of obtaining or retaining business. The FCPA applies to: (1) “issuers” – U.S. and foreign companies subject to SEC jurisdiction; (2) “domestic concerns” – individuals who are citizens, nationals or residents of the United States and companies with a principal place of business in the United States or organized under U.S. law; and (3) “other persons” – foreign companies or persons who act in the United States to further a corrupt payment. The term “other persons” has been interpreted broadly to include foreign entities that send an email in furtherance of a corrupt act to a U.S. recipient, or that clear a corrupt payment through a U.S. bank. The FCPA requires issuers to maintain accurate books and records that do not misrepresent their payments or expenses. Issuers are also liable for the accuracy of their majority-owned subsidiaries’ books and records and are required to act in good faith to encourage their minority-owned subsidiaries to adopt reasonable internal accounting controls intended to avoid corrupt payments. Issuers, domestic concerns and other persons may be liable for the actions of their foreign subsidiaries and agents if they know or should know that a subsidiary or agent is likely to make a corrupt payment to a foreign official.

Issuers, domestic concerns and other persons subject to the FCPA are subject to severe criminal and civil penalties for violations of the FCPA. Entities that make corrupt payments may be fined as much as $2 million per violation, or twice the amount of the benefit sought in return for the payment. Individuals may be fined up to $100,000 and/or imprisoned for up to five years. Issuers who violate the FCPA’s books and records requirements are subject to fines up to $25 million, and individuals can be fined up to $5 million and/or imprisoned for up to 20 years. Companies may not indemnify their officers or employees for FCPA violations.

LEGAL PROCEEDINGS

We are currently not involved in any litigation that could have a material adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our Company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of the Company’s subsidiaries or of the Company's subsidiaries' officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers and Directors

The following table sets forth the names and ages of our current directors and executive officers, their principal offices and positions and the date each such person became a director or executive officer of our company. Our officers are elected by the Board of Directors and serve until dismissed or they resign. Our directors serve one year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. In addition, there were no arrangements or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer. Currently, directors are not compensated for serving on the Board of Directors. We have not established compensation or executive committees. Currently, our entire board of directors serves as our audit committee. Because of the small size of the Company and the risk attendant to a small public company, we are currently unable to attract an audit committee financial expert to our Board of Directors.

Name	Age	Position	Date Of Appointment
Wei, DeGang	58	Chairman of the Board of Directors and CFO	August 13, 2012
Tu, Wen Mei	62	President, Chief Executive Officer, Treasurer, Secretary and Director	August 13, 2012
Zhou, Qiang	67	Director	August 13, 2012
Zhou, Zhi Bin	65	Director	August 13, 2012

Biographical Information

Degang Wei, Chairman of the Board of Directors and CFO

Mr. Wei earned a BSc degree in Metallurgy from Anhue University.

From December 1975 to May 1993, he was employed by the East China Metallurgical Geology Bureau, where he engaged in Geological survey work in the Anhue Tongling region. From June 1993 to August 2002. Mr. Wei was sales and marketing manager for Tongling Copper Based Group of Xinqiao Mine Supply and Marketing Division. Then from January 2004 to December 2009, he worked as the legal representative of Tongling Copper Minerals Ltd. The company is a major copper, lead and zinc processing operation in the province.

From Oct. 2010 until now, he is managing director in charge of the construction and operation of the mineral processing-concentration plant for Jin Xian Zhen Ding Mining Company.

In September January 2012, he was elected a director and Chairman of the Board of Directors of Zhen Ding Resources Inc., and also to the position of Chief Financial Officer of the Company. At the same time, he serves as the legal representative of the Company’s JV, Xian Zhen Ding Mining Company.

Qiang Zhou, Director

Mr. Zhou graduated from Shanghai Gymnastic University with a degree in Phys-Ed Management. From 1989 to 1996, he was the assistant general manager for Shanghai Hui Feng Co. Ltd., an international trading company. From 1996 to 2002, he was the assistant General Manager for Shanghai Heng De Investment Co. Ltd.., an international investment company dealing with office and residential real estate and small manufacturing business investment. Subsequently he became one of the co-founders and a director of Xinzhou Gold Co. He has worked as consultant for the JV in since its founding in 2005, and is currently also a director of the Company.

Wen Mei Tu, CEO, President and Director

Ms. Tu  has a B.A. in Business Administration from McGill University in Montreal, Quebec.  Ms. Tu has worked both in the private and public sectors, and has held various management positions. In 1990, she established the groundwork for several companies by forming her own business to develop and finance projects in the Far East. She has established strong and close relationships with many contacts in both the private and government sectors in China and Taiwan. This extensive experience and entrepreneurial spirit is the basis of potential implementation of joint ventures and strategic partnerships. From 1997 to present, she was the Chairman and CEO of Trantech Ltd., a private high tech research and development company in Solar, Chips & Non-vacuum production process field.

Zhi Bin Zhou, Director

Mr. Zhou graduated from Wu Han Military & Political University in Management. He started as a surveyor in the hydro geological section and worked in Shanghai for almost ten years. He worked with the planning group building the Shanghai Pak Hu Hotel and then stayed on as a department head in the hotel when they opened in 1986. In 2000, he co-founded Xinzhou Gold and is currently the Chairman and CEO Xinzhou Gold, and is currently also a director of Zhen Ding DE.

Family Relationships

There is no family relationship among any of our officers or directors.

Board Leadership Structure

The Board of Directors believes that Mr. Wei’s service as our Chairman of the Board is in the best interest of the Company and its stockholders. Mr. Wei possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its business and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters.

Involvement in Certain Legal Proceedings

None of our directors or executive officers, during the past ten years:

(a)
Had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(b)	Has been convicted in a criminal proceeding or subject to a pending criminal proceeding;

(c)
Has been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or any federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities; and

(d)
Has been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Board Committees

We have not established any board committees.  Currently, our entire board of directors serves as the only governing body overseeing the Company. Because of the small size of the Company and the risk attendant to a small public company, we are currently unable to attract an audit committee financial expert to our Board of Directors. None of our directors are independent within the meaning set forth in the rules of NASDAQ as currently in effect.

EXECUTIVE COMPENSATION

The Company currently has no agreements for compensation of its executives, and has no stock option plan or other equity compensation plan for its employees.  The Company anticipates it may revisit its compensation practices in early 2015. The following table sets forth all compensation awarded to, earned by or paid to our named executive officer directly or indirectly from the Company or its subsidiaries.

Name	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation	Other	Total
Degang Wei	2014	$-	-	-	-	-	-	-	$-
	2013	-	-	-	-	-	-	-	$-
Wen Mei Tu	2014	$-	-	-	-	-	-	-	$-
	2013	-	-	-	-	-	-	-	$-

We have no Outstanding Equity Awards and director compensation plan.

Employment Agreements; Termination of Employment and Change of Control Arrangements

We have no employment agreements with our executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following includes a summary of transactions since the beginning of the 2012 year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

As of September 30, 2014 and December 31, 2013, Zhen Ding JV owed payables of $622,593 and $682,981, respectively, to Xinzhou Gold for the transfer of fixed assets and construction in progress and routine transactions whereby Xinzhou Gold supplies ore to Zhen Ding JV. The average ore price paid was $52 per ton during the period from January 1, 2012 to September 30, 2014.  These payables bear no interest, are unsecured and are due on demand.  Zhen Ding JV paid principal of $6,496 during the first three quarters in 2014.  Zhou, Zhi Bin, a director and major shareholder of Zhen Ding DE, was the founder and is a director and 23% owner of Xinzhou Gold.   Wei, De Gang, Chief Financial Officer, a director and major shareholder of Zhen Ding DE, is a director and 23% owner of Xinzhou Gold. Zhou, Qiang, a director of Zhen Ding DE, is a director and 30% owner of Xinzhou Gold. Tang Yong Hong, an officer of Zhen Ding DE, is a director and 4% owner of Xinzhou Gold.

Wei, De Gang, the Chief Financial Officer and Chairman and a major shareholder of Zhen Ding DE, has loaned various amounts to the Company beginning in May 2012, and such amounts are due on demand and bear interest at the rate of 15% per annum.  The greatest aggregate amount of loans and interest outstanding from Mr. Wei during 2014 was $4,147,564 at September 30, 2014.  The Company accrued interest payable to Mr. Wei of $342,192 during the first three quarters in 2014 and repaid $0 in aggregate principal during the first three quarters in 2014.

Tang Yong Hong, an officer of Zhen Ding DE and Zhen Ding JV, has loaned various amounts to the Company beginning in February 2012, and such amounts are due on February 28, 2015 and bear interest at the rate of 15% per annum.  The greatest aggregate amount of loans and interest outstanding from Mr. Tang during 2014 was $175,243 at September 30, 2014.  The Company accrued interest payable to Mr. Tang of $5,923 during the first three quarters in 2014 and repaid $0 in aggregate principal during the first three quarters in 2014.

Tu, Wen Mei, the Chief Executive Officer and a director of Zhen Ding DE, has loaned various amounts to the Company beginning in September 2012, and such amounts are due on demand or in 2015 and bear interest at the rate of 12% per annum.  The greatest aggregate amount of loans and interest outstanding from Ms. Tu during 2014 was $156,350 at September 30, 2014.  The Company accrued interest payable to Ms. Tu of $10,500 during the first three quarters in 2014 and repaid $0 in aggregate principal during the first three quarters in 2014.

Zhou, Qiang, a Director of Zhen Ding DE and the former legal representative and president of Zhen Ding JV, has loaned various amounts to the Company beginning in September 2012, and such amounts are due on demand or in 2015 and bear interest at the rate of 15% per annum.  The greatest aggregate amount of loans and interest outstanding from Mr. Zhou during 2014 was $411,261 at September 30, 2014.  The Company accrued interest payable to Mr. Zhou of $36,585 during the first three quarters in 2014 and repaid $0 in aggregate principal during the first three quarters in 2014.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of common stock as of January 15, 2015 by each of our directors, each of our named executive officers; and all executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of stock. The percentage of beneficial ownership is based upon 63,968,798 shares of Common Stock outstanding as of January 15, 2015. Unless otherwise identified, the address of the directors, officers of the Company listed above is the company’s principal business address.

Title of Class	Name, Title and Address of Owner	Amount and Nature of Ownership		Percentage of Class
Officers and Directors:
Common Stock	DeGang Wei, Chairman of the Board of Directors, CFO Gong Shan Zhen, Dagongcun Anhui Province Post Code: 244011, China	8,400,000 direct and indirect	(1)	13.1%

Common Stock	Qiang Zhou Director No. 6, Long 774 Chang Le Lu, Jing An Qu, Shanghai, China	5,100,000 direct and indirect	(2)	8.0%

Common Stock	Zhi Bin Zhou Director 5-37, Hao du guo ji hua yuan, Qing pu qu, Xu jin zhen, Shanghai, China	7,000,000 direct and indirect	(3)	10.9%

Common Stock	Tu, Wen Mei President, CEO, and Director 7308 Rostand Brossard, Quebec J4X 2R6 Canada	1,232,000 direct		1.9%

Common Stock	All executive officers and directors as a group	21,732,000 direct and indirect		34.0%

5% Holder

Common Stock	Felicia Fitzpatrick 4020 Rue Orly Brossard, QC J4Y 2K7 Canada	8,919,233 direct		13.9%

(1)	Includes 2,200,000 shares held by his wife Ms. Wei.
(2)	Includes 2,100,000 shares held by his wife Ms. Yao Zi Wang
(3)	Includes 1,000,000 shares held by his wife Ms. Yan Ling Zhao.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.0001 per share, and no shares of preferred stock. As of January 15, 2015, 63,968,798 shares of common stock were issued and outstanding.

Common Stock

Voting, Dividend and Other Rights. Each outstanding share of common stock entitles the holder to one vote on all matters presented to the shareholders for a vote. Holders of shares of common stock have no cumulative voting, preemptive, subscription or conversion rights. All shares of common stock to be issued pursuant to this registration statement will be duly authorized, fully paid and non-assessable. Our Board of Directors determines if and when distributions may be paid out of legally available funds to the holders. To date, we have not declared any dividends with respect to our common stock. Our declaration of any cash dividends in the future will depend on our Board of Directors’ determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. We do not anticipate paying cash dividends on the common stock in the foreseeable future.

Rights Upon Liquidation. Upon liquidation, subject to the right of any holders of the preferred stock to receive preferential distributions, each outstanding share of common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

Majority Voting. The holders of a majority of the outstanding shares of common stock constitute a quorum at any meeting of the shareholders. A plurality of the votes cast at a meeting of shareholders elects our directors. The common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholder actions other than the election of directors. Most amendments to our certificate of incorporation require the vote of the holders of a majority of all outstanding voting shares.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

We are subject to the provisions of the Delaware private corporation law, which are anti-takeover provisions. In general, the Delaware General Corporation Law (“DGCL”) prohibit a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 10% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board and to discourage some types of transactions that may involve actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the potential restructuring or sale of all or a part of our company. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of the company. They may also have the effect of preventing changes in our management.

Our articles of incorporation and bylaws do not exclude us from these restrictions.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is:

Jersey Transfer & Trust Co.
201 Bloomfield Ave
Verona, NJ 07044
Phone: (973) 239-2712 - Fax: (973) 215-2740

Market Information

Our common stock is quoted on the OTCPK. The shares are illiquid and few trades have occurred in the past 2 years.

SELLING STOCKHOLDERS

The selling stockholders are offering a total of 3,319,513 shares of common stock. The following table sets forth the shares of common stock being sold in this offering document.  The following table sets forth as of December 31, 2014, information regarding the current beneficial ownership of our common stock by the persons identified, based on information provided to us by them, which we have not independently verified. Although we have assumed for purposes of the table that the Selling Stockholders will sell all of the shares offered by this prospectus, because they may from time to time offer all or some of their shares under this prospectus or in another manner, no assurance can be given as to the actual number of shares that will be resold by the Selling Stockholder (or any of them), or that will be held after completion of the sales. In addition, a Selling Stockholder may have sold or otherwise disposed of shares in transactions exempt from the registration requirements of the Securities Act or otherwise since the date he or she provided information to us. The Selling Stockholders are not making any representation that the shares covered by this prospectus will be offered for sale. Except as set forth below, no Selling Stockholder has held any position nor had any material relationship with us or our affiliates during the past three years.

Shareholder Name	Total Shares of Common Stock Owned Before Offering	Number of Shares of Common Stock Being Offered	Shares of Common Stock Owned After the Offering (1)	Percentage of Common Stock after Completion of Offering (2)
Cao, Ai Zhi	2,200,000	220,000	1,980,000	3.1%
Chan, John H.	260,000	26,000	234,000	*
Chou, Chin Lung	139,610	13,961	125,649	*
Chou, Mei Chun	433,500	43,350	390,150	*
Fang, Gang	2,470,000	247,000	2,223,000	3.5%
Fang, Jin De (3)	2,600,000	260,000	2,340,000	3.7%
Farkas, George	1,200,900	120,090	1,080,810	1.7%
Gu, Jian Ping (4)	600,000	60,000	540,000	*
Guo, Li	3,000,000	300,000	2,700,000	4.2%
Importation Tresor Plus Inc. (5)	1,695,000	169,500	1,525,500	2.4%
Mohammed, Ashton	1,178,925	117,893	1,061,033	1.7%
Ng, Man Kin	893,000	89,300	803,700	1.3%
Pak, Yin Hay (6)	2,805,000	280,500	2,524,500	3.9%
Pan, Xing Mi (7)	100,000	10,000	90,000	*
Selva, Yuen Yat-Chung	1,086,890	108,689	978,201	1.5%
Tang, Yong Hong (8)	1,600,000	160,000	1,440,000	2.3%
Wang, Ding Chen	2,000,000	200,000	1,800,000	2.8%
Wang, Li Qiong	3,000,000	300,000	2,700,000	4.2%
Wang, Zhong Ran	1,000,000	100,000	900,000	1.4%
Wei, Ling Ping (10)	2,200,000	220,000	1,980,000	3.1%
Wong, Jonathan	232,300	23,230	209,070	*
Zhou, Bao Sheng (11)	600,000	60,000	540,000	*
Zhou, Bao Xian (12)	600,000	60,000	540,000	*
Zhou, Qin (13)	1,000,000	100,000	900,000	1.4%
Zhu, Xiao-Dong	300,000	30,000	270,000	*
Total:	33,195,125	3,319,513	29,875,612
* Less than one percent.
(1)	Assume all securities registered will be sold.
(2)
Applicable percentage ownership is based on 63,968,798 shares of common stock outstanding as of December 31, 2014, together with securities exercisable or convertible into shares of common stock within 60 days of December 31, 2014 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of December 31, 2014 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Fang, Jin De is the former Chief Financial Officer of Xinzhou Gold.
(4)	Gu, Jian Ping is the office manager of Zhen Ding JV.
(5)	Selva Yat-Chung Yuen is the sole owner of Importation Tresor Plus Inc. and exercises sole voting and/or investment control over the shares of Common Stock of the Company held by such entity.
(6)	Pak, Yin Hay is the former President and Chief Executive Officer of Zhen Ding JV.
(7)	Pan, Xing Mi is an attorney for Zhen Ding JV.
(8)	Tang, Yong Hong is a mine operations manager of Zhen Ding JV.
(9)	Wang, Li Qiong is the former President of Zhen Ding CA.
(10)	Wei, Ling Ping is the sister of Wei, De Gang, Chairman and Chief Financial Officer of Zhen Ding DE.
(11)	Zhou, Bao Sheng is a relative of Zhou, Zhi Bin, a Director of Zhen Ding DE.
(12)	Zhou, Bao Xian is a relative of Zhou, Zhi Bin, a Director of Zhen Ding DE.
(13)	Zhou, Qin is a relative of Zhou, Zhi Bin, a Director of Zhen Ding DE.

PLAN OF DISTRIBUTION

The selling stockholders may sell some or all of their shares at a fixed price of $0.20 per share until our shares are quoted on the Over the Counter Electronic Bulletin Board (“OTCBB”) and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCBB, shareholders may sell their shares in private transactions to other individuals.

There is no established public trading market for our securities. In order for our shares to be quoted on the OTCBB, a market maker must agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTCBB. In addition, it is possible that, such application for quotation may not be approved and even if approved it is possible that a regular trading market will not develop or that if developed, will be sustained.

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Stockholder and/or the purchasers. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. In addition, the Company has advised each Selling Stockholder that the Commission currently takes the position that coverage of short sales “against the box” prior to the effective date of the registration statement of which this prospectus is a part would be a violation of Section 5 of the Securities Act, as described in Item 65, Section A, of the Manual of Publicly Available Telephone Interpretations, dated July 1997, compiled by the Office of Chief Counsel, Division of Corporate Finance.

If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations there-under promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with re-sales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company’s directors and executive officers are indemnified as provided by the DGCL and the Company’s Bylaws. Under Delaware law, director immunity from liability to a company or its shareholders from monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation limit the liability of directors to the maximum extent permitted by Delaware law. This limitation of liability is subject to exceptions including intentional misconduct, obtaining an improper personal benefit and abdication or reckless disregard of director duties. Our articles of incorporation and bylaws provide that we may indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification. We currently do not have such an insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

The legality of the issuance of the shares offered in this prospectus will be passed upon for us by the Chiang Law Office, P.C., 101A Clay Street, Unit 286, San Francisco, CA 94111, Phone and FAX 415 882-7239

EXPERTS

The financial statements of Zhen Ding Resources Inc. as of December 31, 2013 and 2012 and for the years ended December 31, 2013, and 2012 included in this prospectus have been audited by GBH CPAs, PC of Houston, Texas, independent registered public accountants, as stated in its report appearing herein and elsewhere in this prospectus, and have been so included in reliance upon the report of this firm given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including exhibits) under the Securities Act, with respect to the shares to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to our company and the common stock offered in this prospectus, reference is made to the registration statement, including the exhibits filed thereto, and the financial statements and notes filed as a part thereof. With respect to each such document filed with the SEC as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

We intend to file quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the public reference facilities of the SEC in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

PAGE
Interim Financial Statements

Consolidated balance sheets as of September 30, 2014 and December 31, 2013 (unaudited)	F-1

Consolidated statements of operations and comprehensive loss for the nine months ended September 30, 2014 and 2013 (unaudited)	F-2

Consolidated statements of cash flows for the nine months ended September 30, 2014 and 2013 (unaudited)	F-3

Notes to consolidated financial statements (unaudited)	F-4

Audited Financial Statements

Zhen Ding Resources Inc.
(Formerly Robotech Inc.)
Consolidated Balance Sheets
As of September 30, 2014 and December 31, 2013 (Unaudited)

	September 30,	December 31,
	2014	2013
Assets

Current Assets:
Cash & cash equivalents	$19,060	$20,554
Accounts receivable, net	370,666	-
VAT receivables	157,061	229,118
Inventory	-	98,045
Prepaid expenses and other current assets	6,658	2,763
Total current assets	553,445	350,480

Property and equipment, net of accumulated depreciation	2,102,742	2,266,910
Construction in progress	174,210	203,121

Total assets	$2,830,397	$2,820,511

Liabilities and Equity (Deficit)

Current Liabilities:
Accounts payable and accrued liabilities	$442,905	$437,678
Accrued interest – related parties	1,741,964	1,329,942
Deferred revenues	162,677	328,285
Due to related parties	622,593	682,981
Short-term debt – related parties	3,587,330	3,141,735
Total current liabilities	6,557,469	5,920,621

Long-term debt-related parties	324,800	327,200

Total liabilities	6,882,269	6,247,821

Equity (Deficit):
Common stock, 150,000,000 shares authorized, $0.0001 par value, 63,968,798 shares issued and outstanding	6,397	6,397
Additional paid-in capital	12,762,875	12,762,875
Subscriptions receivables	(5,431)	(5,431)
Accumulated other comprehensive loss	(78,461)	(95,402)
Accumulated deficit	(15,367,381)	(14,892,446)
Total deficit attributable to Zhen Ding Resources Inc.	(2,682,001)	(2,224,007)
Non-controlling interests	(1,369,871)	(1,203,303)

Total equity (deficit)	(4,051,872)	(3,427,310)

Total liabilities and equity (deficit)	$2,830,397	$2,820,511

The accompanying notes are an integral part of these consolidated financial statements.

Zhen Ding Resources Inc.
(Formerly Robotech Inc.)
Consolidated Statements of Operations and Comprehensive Loss
For the Nine Months Ended September 30, 2014 and 2013 (Unaudited)

	September 30,	September 30,
	2014	2013

Revenues	$180,502	$56,314
Cost of revenues (exclusive of items shown separately below)	(97,446)	(34,918)

Gross profit	83,056	21,396

Operating expenses:
General and administrative	400,239	128,538
Depreciation	253,330	21,530

Total operating expenses	653,569	150,068

Operating loss	(570,513)	(128,672)

Other income (expenses)
Interest expense	(402,676)	(350,942)
Other income (expenses)	324,426	(233)

Total other expenses	(78,250)	(351,175)

Net loss	(648,763)	(479,847)

Loss attributable to non-controlling interests	173,828	129,013

Net loss attributable to Zhen Ding Resources Inc.	$(474,935)	$(350,834)

Basic and diluted loss per common share	$(0.01)	$(0.01)

Basic and diluted weighted average number
of common shares outstanding	63,968,798	63,968,798

Comprehensive loss:
Net loss	$(648,763)	$(479,847)
Other comprehensive loss:
Foreign currency translation adjustments	24,201	(52,865)
Total comprehensive loss	(624,562)	(532,712)
Comprehensive loss attributable to non-controlling interest	166,568	144,873

Comprehensive loss attributable to Zhen Ding Resources Inc.	$(457,994)	$(387,839)

The accompanying notes are an integral part of these consolidated financial statements.

Zhen Ding Resources Inc.
(Formerly Robotech Inc.)
Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2014 and 2013 (Unaudited)

	2014	2013
Cash flows from operating activities
Net loss	$(648,763)	$(479,847)
Adjustment to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	253,019	36,417
Change in operating assets and liabilities
Accounts receivables	(369,178)	-
Other receivables	-	1,928,400
VAT receivables	70,463	(153,280)
Inventory	97,446	(338,518)
Prepaid expenses and other current assets	(6,667)	191,896
Accounts payables and accrued liabilities	8,060	(40,779)
Accrued interest – related parties	422,048	288,733
Deferred revenues	(162,600)	(61,295)
Net cash provided by (used in) operating activities	(336,172)	1,371,727

Cash flows from investing activities
Payments for purchases of property and equipment	-	(83,875)
Payments for construction in progress	(77,826)	(229,700)
Net cash provided by (used in) investing activities	(77,826)	(313,575)

Cash flows from financing activities
Net change in advance from related parties	(55,447)	29,353
Payments on short-term debt	-	(2,249,800)
Proceeds from borrowings on short-term debt – related parties	467,991	1,112,729
Net cash provided by (used in) financing activities	412,544	(1,107,718)

Foreign currency translations	(40)	1,671

Net change in cash	(1,494)	(47,895)

Cash - beginning of the period	20,554	96,874

Cash - end of the period	$19,060	$48,979

Supplement cash flows information:
Cash paid for interest	$-	$-
Cash paid for income tax	$-	$-

Non-cash investing and financing activities:
Reclassification of construction in progress to property and equipment	$105, 280	$-
Depreciation capitalized in inventory	$-	$191,451

The accompanying notes are an integral part of these consolidated financial statements.

Zhen Ding Resources Inc.
(Formerly Robotech Inc.)
Note to Consolidated Financial Statements
(Unaudited)

Note 1.  Description of Business

Zhen Ding Resources Inc. (formerly Robotech Inc.) (the “Company”, “Zhen Ding DE”, or “ZDRI”) was incorporated in State of Delaware in September 1996 and began its business activities in the field of development and marketing of specialized technological equipment. In 2003, the Company abandoned its business because it was not able to reach the Company’s financing goals. Since 2004, several potential businesses were investigated by the Company as candidates for acquisition but for various reasons none were pursued. In 2008, negotiations were entered into with intent to acquire a solar energy company operating in the North African region. However, due to the inability to arrange for adequate funding, discussions were terminated. In the past decade there has been a worldwide sharp recovery in the price and interest in precious metals, minerals and industrial commodities fueled to a large degree by the economic awakening of the two most populous nations, China and India. In early 2010, the business direction of the Company was changed to seek opportunities from this revival and the Company began to focus particularly on searching for companies engaged in the mining of gold, silver and copper.

The Company entered into negotiations with Zhen Ding Resources Inc. (a Nevada entity) (“Zhen Ding NV”), which indirectly owns 70% of a Chinese Joint Venture entity, Zhen Ding Mining Co. Ltd.(“Zhen Ding JV” or “JXZD”). This indirect ownership is through a 100% ownership of a California company Z&W, Zhen Ding Corporation (“Z&W CA”).

On January 10, 2012, the shareholders of the Company approved a 100-for-1 reverse stock split of the Company’s common stock, affecting 12,242,972 shares that had issued to that date and reducing the number of shares outstanding to 122,440.  The Company’s financial statements have been retroactively restated to incorporate the effect of the stock split.

In January 2012, the Board of Directors, with authorization from the majority of the shareholders of the Company, made an offer to the shareholders of Zhen Ding NV, to acquire, at the very least, the majority of their common shares, and, if available, up to 100% ownership.

On March 8, 2012, the Company changed its name from Robotech Inc. to Zhen Ding Resources, Inc., in anticipation of the acquisition of Zhen Ding NV. An application was made to FINRA to reflect this name change and the new name was subsequently accepted by FINRA.

During 2012, a total of 50,746,358 shares of the issued and outstanding common stock of Zhen Ding NV were tendered to the Company. This represented 79% of the ownership of Zhen Ding NV.

On August 13, 2013, an additional 13,100,000 shares of Zhen Ding NV were tendered to the Company. Thus, as of August 13, 2013, the shareholders of Zhen Ding NV had tendered 100% of the issued and outstanding shares of common stock, representing 100% of the issued and outstanding equity of Zhen Ding NV to the Company.

On October 23, 2013, the Company issued 122,440 shares of its common stock, on a one-for-one basis, to the tendering shareholders of Zhen Ding NV and made Zhen Ding NV a wholly owned subsidiary of the Company.

The Share Exchange was accounted for as a reverse merger rather than a business combination, wherein ZDRI is considered the acquirer for accounting and financial reporting purposes. The consolidated statements of operations reflect the activities of ZDRI. On October 28, 2013, the Company dissolved Zhen Ding NV by merging it into the Company.

The Company through its wholly owned subsidiary, Z&W CA, participates in a joint venture with Jing Xian Xinzhou Gold Co., Ltd. (“Xinzhou Gold”), a company organized under the laws of the People’s Republic of China (“PRC”). The joint venture company JXZD is 70% held by the Company through Z&W CA who has the mineral exploration, mineral mining and gold mining rights to a property located in the southwestern part of Anhui province in China, near the town of Jing Xian. Xinzhou Gold, the other 30% partner of JXZD is the actual named owner of the various licenses used by JXZD and transferred all rights emanating from these licenses as part of the joint venture agreement between Z&W CA and Xinzhou Gold.

Now, the Company’s primary activity, through JXZD, is ore processing and production.  The Company focus in the growth regions mostly in China and Southeast Asia geographically.

Note 2. Summary of Significant Accounting Policies

The summary of significant accounting policies presented below is designed to assist in understanding The Company’s financial statements. Such financial statements and accompanying notes are the representations of the Company’s management, which is responsible for the integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”) in all material respects and have been consistently applied in preparing the accompanying financial statements.

Basis of Presentation and Principles of Consolidation

The unaudited consolidated financial statements of the Company and accompanying notes are prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been omitted from these statements pursuant to such rules and regulations and, accordingly, they do not include all of the information and notes necessary for comprehensive financial statements and should be read in conjunction with our audited financial statements for the years ended December 31, 2013 and 2012 included in this Registration Statement on Form S-1.

The unaudited consolidated financial statements include the accounts of the Company and its wholly subsidiaries Z&W CA and its majority owned subsidiaries JXZD. All inter-company transactions and balances were eliminated. The portion of the income applicable to non-controlling interests in subsidiary undertakings is reflected in the consolidated statements of operations.

Use of Estimates and Assumptions

The Company prepares its financial statements in conformity with U.S. GAAP, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency Adjustments

The Company's functional currency for all operations worldwide is the U.S. dollar. Nonmonetary assets and liabilities are translated at historical rates and monetary assets and liabilities are translated at exchange rates in effect at the end of the year. Income statement accounts are translated at average rates for the year. Any translation adjustments are reflected as a separate component of stockholders’ equity and have no effect on current earnings. Gains and losses resulting from foreign currency transactions are included in current results of operations. Aggregate foreign currency translation gains and losses included in other comprehensive loss totaled a gain of $24,201 during nine months ended September 30, 2014 and a loss of $52,865 during nine months ended September 30, 2013.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are stated at the amount the Company expects to collect. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Management considers the following factors when determining the collectibility of specific customer accounts: customer credit-worthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms. Past due balances over 90 days and other higher risk amounts are reviewed individually for collectibility. If the financial condition of the Company’s customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required. Based on management’s assessment, the Company provides for estimated uncollectible amounts through a charge to earnings and a credit to a valuation allowance. Balances that remain outstanding after the Company has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. At September 30, 2014, the Company believes that all of the receivable amounts are collectible.

Inventories

Inventories mainly consists of finished goods. Finished goods are primarily determined using weighted average cost. Cost includes materials, labor, and manufacturing overhead related to the purchase and production of inventories. The Company continuously reviews its inventory to ensure inventories are valued at the lower of average production cost and net realizable value.

The estimates and assumptions used in the measurement of heap leach ore and work-in-process inventories include quantities of ore stacked on leach pads, recoverable tons of precious minerals contained in ore stacked on leach pads, recoverable tons of precious minerals in the mill processing circuits and the price expected to be realized when the tons of precious minerals are recovered.

At December 31, 2013, the average costs of inventories were significantly below their net realizable values. Therefore, the Company wrote down its inventory to their net realizable values.

Property and Equipment

Property and equipment is stated at the historical cost, less accumulated depreciation. Depreciation on property, plant and equipment is provided using the straight-line method over the estimated useful lives of the assets for both financial and income tax reporting purposes as follows:

Buildings	20 years
Motor vehicles	5 years
Production and office Equipment	5 years

Expenditures for normal repairs and maintenance are charged to expense as incurred.  Significant renewals and improvements are capitalized.  The costs and related accumulated depreciation of assets retired or otherwise disposed of are eliminated from the accounts, and any resulting gain or loss is recognized in the year of disposal.

Impairment of Long-Lived Assets

Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be realizable or at a minimum annually during the fourth quarter of the year.  If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset’s carrying value to determine if an impairment of such asset is necessary.  The effect of any impairment would be to expense the difference between the fair value of such asset and its carrying value.

Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company computes a deferred tax asset for net operating losses carried forward. The potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

Fair Values of Financial Instruments

Management believes that the carrying amounts of the Company’s financial instruments, consisting primarily of cash and accounts payable, approximated their fair values as of September 30, 2014 and December 31, 2013, due to their short-term nature.

Non-controlling Interest

Non-controlling interests in the Company’s subsidiaries are reported as a component of equity, separate from the parent’s equity. Purchase or sale of equity interests that do not result in a change of control are accounted for as equity transactions. Results of operations attributable to the minority interest are included in our consolidated results of operations and, upon loss of control, the interest sold, as well as interest retained, if any, will be reported at fair value with any gain or loss recognized in earnings.

Revenue Recognition

Revenue is recognized when products are shipped, title and risk of loss is passed to the customers and collection is reasonably assured. Payments received prior to the satisfaction of above criteria are deferred.

Basic and Diluted Earnings (Loss) Per Common Share

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an “as converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For all periods presented, there were no potentially dilutive securities outstanding.

Subsequent Events

The Company evaluated events subsequent to September 30, 2014 through the date the financial statements were issued for disclosure consideration.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) or other standard setting bodies that are adopted by the Company as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations upon adoption.

ASU 2014-10 Topic 915 Development Stage Entities

The objective of the guidance is to reduce cost and complexity in the financial reporting system by eliminating inception-to-date information from the financial statements of development stage entities. The new standard eliminates the concept of a development stage entity (“DSE”) from U.S. GAAP. Therefore, the current incremental reporting requirements for a DSE, including inception-to-date information, will no longer apply. This standard is effective for annual reporting periods beginning after December 15, 2014. The Company has elected to early adopt this guidance.

ASU 3013-05 Topic 830 Accounting for cumulative translation adjustments

The standards amends cumulative translation adjustment derecognition guidance in particular when (i) an entity ceases to have a controlling financial interest in certain subsidiaries or groups of assets within a foreign entity, or (ii) there is a loss of a controlling financial interest in a foreign entity or a step acquisition involving an equity method investment that is a foreign entity. This is effective for public entities for years, and interim periods within those years, beginning after December 15, 2013. The Company has elected to early adopt this guidance.

ASU 2013-11 Topic 740 Accounting for cumulative translation adjustments

The standard amends guidance on financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. This is effective for public entities for years, and interim periods within those years, beginning after December 15, 2013. The Company has elected to early adopt this guidance.

Note 3. Going Concern

These financial statements have been prepared on a going concern basis, which implies the Company will continue to meet its obligations and continue its operations for the next fiscal year. As of September 30, 2014, the Company has generated minimal revenues, has working capital deficit and has accumulated losses of $15,367,381 since inception. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. The continuation of the Company as a going concern is dependent upon financial support from its stockholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. Realization value may be substantially different from carrying values as shown and these financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4. VAT Receivables

As of September 30, 2014 and December 31, 2013, the Company had VAT receivables of $157,061 and $229,118, respectively.  The VAT receivables is the input tax of VAT to the purchased materials and property and equipment.

Note 5. Inventory

As of September 30, 2014 and December 31, 2013, the Company had inventory of $0 and $98,045, respectively.  The inventory is finished goods, the processed ore powder.

Note 6. Property and Equipment

Property and equipment consist of the following:

	September 30,	December 31,
	2014	2013

Buildings	$1,616,218	$1,353,844
Motor Vehicles	124,522	68,080
Production and Office Equipment	1,148,471	1,382,691
Subtotal	2,889,211	2,804,615
Less: Accumulated Depreciation	(786,469)	(537,705)
Property and Equipment, Net	$2,102,742	$2,266,910

Depreciation for the nine months ended September 30, 2014 and 2013 is summarized as follows:

	2014	2013

Statement of operations
Operating expenses	$253,019	$21,530
Cost of revenues	-	14,887
Total depreciation expense	253,019	36,417
Balance sheet:
Capitalized in inventory	-	191,451
Total depreciation	253,019	227,868

In the PRC, land use rights, are the legal rights for an entity to use land for a fixed period of time. The PRC adopts dual land tenure system under which land ownership is independent of land use rights. The land is either owned by the state (“State Land”) or by rural collective economic organization (“Collective Land”).

As of September 30, 2014, the Company does not have any land use rights agreements with the PRC for the office buildings owned by the Company. The Government owns the land where the Company’s buildings are located and allows the Company free usage of the land.

Note 7. Construction in Progress

As of September 30, 2014 and December 31, 2013, the Company had Construction in progress (“CIP”) of $174,210 and $203,121, respectively.  The CIP is mainly comprised of funds spent by the Company to build an office building and a reservoir dam.

Note 8. Related Party Transactions

As of September 30, 2014 and December 31, 2013, the Company had payables of $622,593 and $682,981, respectively, to Xinzhou Gold for the fixed assets and construction in progress transferring and routine transactions that Xinzhou Gold supplies ore to JXZD.   These payables bear no interest, are unsecured and are due on demand.

As of September 30, 2014 and December 31, 2013, the Company had short-term debts to related parties of $3,587,330 and $3,141,735, respectively. The details of the debts are described as below:

At September 30, 2014:
			Annual
Name	Relationship to the Company	Amount	Interest Rate	Start Date	Maturity
Wei De Gang	CEO & Legal Person of JXZD	$3,173,296	15%	05/31/12	On Demand
Zhao Yan Ling	Former Office Manager in JXZD, wife of Zhou Zhi Bin	17,052	15%	01/01/12	On Demand
Zhou Zhi Bin	Former CEO & Legal Person of JXZD	8,120	15%	01/01/12	On Demand
Tang Yong Hong	Manager of JXZD	169,327	15%	02/28/14	02/28/15
Yan Chun Yan	Accountant of JXZD	2,682	15%
Importation Tresor Plus Inc	Shareholder of ZDRI	30,000	12%	07/09/12	On Demand
Wen Mei Tu	President & shareholder of ZDRI	25,000	12%	09/07/12	On Demand
Wen Mei Tu	President & shareholder of ZDRI	24,965	12%	02/27/13	On Demand
Wen Mei Tu	President & shareholder of ZDRI	20,000	12%	06/11/13	On Demand
Wen Mei Tu	President & shareholder of ZDRI	20,000	12%	09/06/13	09/06/14
Wen Mei Tu	President & shareholder of ZDRI	15,000	12%	10/23/13	12/26/14
Wen Mei Tu	President & shareholder of ZDRI	15,000	12%	01/30/14	01/30/15
Wen Mei Tu	President & shareholder of ZDRI	15,000	12%	04/18/14	04/18/15
Wen Mei Tu	President & shareholder of ZDRI	15,000	12%	05/23/14	05/23/15
Wen Mei Tu	President & shareholder of ZDRI	15,000	12%	09/01/14	09/01/15
Victor Sun	Consultant & shareholder of ZDRI	3,923	0%	01/01/13	On Demand
Helen Chen	President of Z&W	17,965	0%	01/01/11	On Demand
Total		$3,587,330

At December 31, 2013:
			Annual
Name	Relationship to the Company	Amount	Interest Rate	Start Date	Maturity
Wei De Gang	CEO & Legal Person of JXZD	$2,959,524	15%	05/31/12	05/31/14
Zhao Yan Ling	Former Office Manager in JXZD, wife of Zhou Zhi Bin	17,178	15%	01/01/12	On Demand
Zhou Zhi Bin	Former CEO & Legal Person of JXZD	8,180	15%	01/01/12	On Demand
Importation Tresor Plus Inc	Shareholder of ZDRI	30,000	12%	07/09/12	On Demand
Wen Mei Tu	President & shareholder of ZDRI	25,000	12%	09/07/12	On Demand
Wen Mei Tu	President & shareholder of ZDRI	24,965	12%	02/27/13	02/27/14
Wen Mei Tu	President & shareholder of ZDRI	20,000	12%	06/11/13	06/11/14
Wen Mei Tu	President & shareholder of ZDRI	20,000	12%	09/06/13	09/06/14
Wen Mei Tu	President & shareholder of ZDRI	15,000	12%	10/23/13	12/26/14
Victor Sun	Consultant & shareholder of ZDRI	3,923	0%	01/01/13	On Demand
Helen Chen	President of Z&W	17,965	0%	01/01/11	On Demand
Total		$3,141,735

As of September 30, 2014 and December 31, 2013, the Company had long-term debts to a related party of $324,800 and $327,200, respectively. In addition, as of September 30, 2014 and December 31, 2013, the Company has accrued interest payable with annual interest rate of 15% to the related parties of $1,741,964 and $1,329,942, respectively.

Note 9. Deferred Revenues

As of September 30, 2014 and December 31, 2013, the Company had deferred revenue of $162,677 and $328,285, respectively, related to advances that the Company received from its customers.

Note 10. Contingencies

Concentration of Credit Risk

Substantially all of the Company’s bank accounts are in banks located in The People’s Republic of China and are not covered by protection similar to that provided by the FDIC on funds held in United States banks.

Vulnerability Due to Operations in PRC

The Company’s operations in China may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than twenty years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC’s political, economic and social conditions. There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective in the future.

Note 12. Equity Transactions

As of August 13, 2013, the shareholders of Zhen Ding NV had tendered 100% of the issued and outstanding shares of common stock, representing 100% of the issued and outstanding equity of Zhen Ding NV to Zhen Ding DE.

On October 23, 2013, Zhen Ding DE issued 122,440 shares of its common stock, on a one-for-one basis, to the tendering shareholders of Zhen Ding NV and made Zhen Ding NV a wholly owned subsidiary of Zhen Ding DE.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Zhen Ding Resources Inc.
(formerly Robotech Inc.)
Montreal, Quebec

We have audited the accompanying consolidated balance sheets of Zhen Ding Resources Inc. (“Zhen Ding” or the “Company”) (formerly Robotech Inc.) as of December 31, 2013 and 2012 and the related consolidated statements of operations and comprehensive loss, changes in equity and cash flows for each of the years then ended.  Zhen Ding’s management is responsible for these consolidated financial statements.  Our responsibility is to express the ended an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Zhen Ding as of December 31, 2013 and 2012 and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that Zhen Ding will continue as a going concern.  As discussed in Note 3 to the consolidated financial statements, Zhen Ding has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 3.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GBH CPAs, PC
GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
November 3, 2014

Zhen Ding Resources Inc.
(Formerly Robotech Inc.)
Consolidated Balance Sheets
As of December 31, 2013 and 2012

	December 31,	December 31,
	2013	2012
Assets

Current Assets:
Cash & cash equivalents	$20,554	$96,874
Other receivable	-	1,899,600
VAT receivable	229,118	36,151
Inventory	98,045	-
Prepaid expenses and other current assets	2,763	68,873
Total current assets	350,480	2,101,498

Property and equipment, net of accumulated depreciation	2,266,910	2,222,711
Construction in progress	203,121	288,443
Other assets	-	12,664
Total assets	$2,820,511	$4,625,316

Liabilities and Equity (Deficit)

Current Liabilities:
Accounts payable and accrued liabilities	$437,678	$503,859
Accrued interest-related parties	1,329,942	871,890
Deferred revenues	328,285	378,029
Due to related parties	682,981	504,841
Short-term debt	-	2,216,200
Short-term debt-related parties	3,141,735	1,996,276
Total current liabilities	5,920,621	6,471,095

Long-term debt-related parties	327,200	-
Total liabilities	6,247,821	6,471,095

Equity (Deficit):
Common stock, 150,000,000 and 100,000,000 shares authorized, $0.0001 and $0.001 par value, 63,968,798 and 63,846,358 shares issued and outstanding, respectively	6,397	63,847
Additional paid-in capital	12,762,875	12,705,425
Subscriptions receivable	(5,431)	(5,431)
Accumulated other comprehensive loss	(95,402)	(41,145)
Accumulated deficit	(14,892,446)	(13,705,117)
Total deficit attributable to Zhen Ding Resource Inc.	(2,224,007)	(982,421)
Non-controlling interests	(1,203,303)	(863,358)

Total equity (deficit)	(3,427,310)	(1,845,779)

Total liabilities and equity (deficit)	$2,820,511	$4,625,316

The accompanying notes are an integral part of these consolidated financial statements.

Zhen Ding Resources Inc.
(Formerly Robotech Inc.)
Consolidated Statements of Operations and Comprehensive Loss
For the Years Ended December 31, 2013 and 2012

	2013	2012

Revenues	$56,560	$2,101,217
Cost of revenues (exclusive of items shown separately below)	(812,405)	(2,084,968)

Gross profit	(755,845)	16,249

Operating expenses:
General and administrative	248,270	235,303
Depreciation	27,065	15,188

Total operating expenses	275,335	250,491

Operating loss	1,031,180	234,242

Other expenses:
Interest expense	472,123	234,009
Other expenses	718	498

Total other expenses	472,841	234,507

Net loss	(1,504,021)	(468,749)
Loss attributable to non-controlling interests	316,692	110,927

Net loss attributable to Zhen Ding Resources Inc.	$(1,187,329)	$(357,822)

Basic and diluted loss per common share	$(0.02)	$(0.01)

Basic and diluted weighted average number
of common shares outstanding	63,869,840	63,846,358

Comprehensive loss:
Net loss	$(1,504,021)	$(468,749)
Other comprehensive loss:
Foreign currency translation adjustments	(77,510)	(10,764)
Total comprehensive loss	(1,581,531)	(479,513)
Comprehensive loss attributable to non-controlling interests	339,945	114,156
Comprehensive loss attributable to Zhen Ding Resources Inc.	$(1,241,586)	$(365,357)

The accompanying notes are an integral part of these consolidated financial statements.

Zhen Ding Resources Inc.
(Formerly Robotech Inc.)
Statement of Changes in Equity
For the years ended December 31, 2013 and 2012

	Common Stock		Additional Paid-in	Subscription	Accumulated Other Comprehensive	Accumulated	Non- controlling	Total
	Shares	Par	Capital	Receivable	Income	Deficit	Interest	Equity

Balances, December 31, 2011	63,846,358	$63,847	$12,705,425	$(5,431)	$(33,610)	$(13,347,295)	$(749,202)	$(1,366,266)
Foreign currency translation adjustment	-	-	-	-	(7,535)	-	(3,229)	(10,764)
Net loss	-	-	-	-	-	(357,822)	(110,927)	(468,749)

Balances, December 31, 2012	63,846,358	$63,847	$12,705,425	$(5,431)	$(41,145)	$(13,705,117)	$(863,358)	$(1,845,779)
Shares issued and change of par value as the result of share exchange	122,440	(57,450)	57,450	-	-	-	-	-
Foreign currency translation adjustment	-	-	-	-	(54,257)	-	(23,253)	(77,510)
Net loss	-	-	-	-	-	(1,187,329)	(316,692)	(1,504,021)

Balances, December 31, 2013	63,968,798	$6,397	$12,762,875	$(5,431)	$(95,402)	$(14,892,446)	(1,203,303)	(3,427,310)

The accompanying notes are an integral part of these consolidated financial statements.

Zhen Ding Resources Inc.
(Formerly Robotech Inc.)
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2013 and 2012

	2013	2012
Cash flows from operating activities
Net loss	$(1,504,021)	$(468,749)
Adjustment to reconcile net loss to net cash from operating activities:
Depreciation	275,345	129,596
Change in operating assets and liabilities
VAT receivable	(182,143)	(13,897)
Inventory	(67,163)	-
Prepaid expenses and other current assets	67,299	(68,835)
Other assets	12,912	-
Accounts payables and accrued liabilities	(80,646)	74,460
Accrued interest-related parties	423,508	199,830
Deferred revenues	(61,562)	377,790
Net cash provided by (used in) operating activities	(1,116,471)	230,195

Cash flows from investing activities
Repayment from (advance to) YJSLC	1,936,800	(1,898,400)
Payments for purchases of property and equipment	(84,983)	(344,092)
Payments for construction in progress	(103,521)	(1,044,112)
Net cash provided by (used in) investing activities	1,748,296	(3,286,604)

Cash flows from financing activities
Net change in advance from related parties	159,069	169,534
Proceeds from borrowings on short-term debt	-	2,214,800
Proceeds from borrowings on short-term debt-related parties	1,471,268	713,112
Payments on short-term debt	(2,340,300)	-
Net cash provided by (used in) financing activities	(709,963)	3,097,446

Foreign currency translation	1,818	132

Net change in cash	(76,320)	41,169
Cash - beginning of the year	96,874	55,705

Cash - end of the year	$20,554	$96,874

Supplement cash flows information:
Cash paid for interest	$-	$-
Cash paid for income tax	$-	$-

Non-cash investing and financing transactions:
Reclassification of construction in progress to fixed assets	$197,223	$114,489
Shares issued and change of par value as the result of share exchange	$57,450	$-
Depreciation capitalized in inventory	$29,563	$-

The accompanying notes are an integral part of these consolidated financial statements.

Zhen Ding Resources Inc.
(Formerly Robotech Inc.)
Note to Consolidated Financial Statements

Note 1.  Description of Business

Zhen Ding Resources Inc. (formerly Robotech Inc.) (the “Company”, “Zhen Ding DE”, or “ZDRI”) was incorporated in State of Delaware in September 1996 and began its business activities in the field of development and marketing of specialized technological equipment. In 2003, the Company abandoned its business because it was not able to reach the Company’s financing goals. Since 2004, several potential businesses were investigated by the Company as candidates for acquisition but for various reasons none were pursued. In 2008, negotiations were entered into with intent to acquire a solar energy company operating in the North African region. However, due to the inability to arrange for adequate funding, discussions were terminated. In the past decade there has been a worldwide sharp recovery in the price and interest in precious metals, minerals and industrial commodities fueled to a large degree by the economic awakening of the two most populous nations, China and India. In early 2010, the business direction of the Company was changed to seek opportunities from this revival and the Company began to focus particularly on searching for companies engaged in the mining of gold, silver and copper.

The Company entered into negotiations with Zhen Ding Resources Inc. (a Nevada entity) (“Zhen Ding NV”), which indirectly owns 70% of a Chinese Joint Venture entity, Zhen Ding Mining Co. Ltd.(“Zhen Ding JV”). This indirect ownership is through a 100% ownership of a California company, Z&W Zhen Ding Corporation (“Z&W CA”).

On January 10, 2012, the shareholders of the Company approved a 100-for-1 reverse stock split of the Company’s common stock, affecting 12,242,972 shares that had issued to that date and reducing the number of shares outstanding to 122,440.  The Company’s financial statements have been retroactively restated to incorporate the effect of the stock split.

In January 2012, the Board of Directors, with authorization from the majority of the shareholders of the Company, made an offer to the shareholders of Zhen Ding NV, to acquire, at the very least, the majority of their common shares, and, if available, up to 100% ownership.

On March 8, 2012, the Company changed its name from Robotech Inc. to Zhen Ding Resources, Inc., in anticipation of the acquisition of Zhen Ding NV. An application was made to FINRA to reflect this name change and the new name was subsequently accepted by FINRA.

During 2012, a total of 50,746,358 shares of the issued and outstanding common stock of Zhen Ding NV were tendered to the Company. This represented 79% of the ownership of Zhen Ding NV.

On August 13, 2013, an additional 13,100,000 shares of Zhen Ding NV were tendered to the Company. Thus, as of August 13, 2013, the shareholders of Zhen Ding NV had tendered 100% of the issued and outstanding shares of common stock, representing 100% of the issued and outstanding equity of Zhen Ding NV to the Company.

On October 23, 2013, the Company issued 122,440 shares of its common stock, on a one-for-one basis, to the tendering shareholders of Zhen Ding NV and made Zhen Ding NV a wholly owned subsidiary of the Company.

The Share Exchange was accounted for as a reverse merger rather than a business combination, wherein ZDRI is considered the acquirer for accounting and financial reporting purposes. The consolidated statements of operations reflect the activities of ZDRI. On October 28, 2013, the Company dissolved Zhen Ding NV by merging it into the Company.

The Company now through Zhen Ding NV’s wholly owned subsidiary, Z&W CA, participates in a joint venture with Jing Xian Xinzhou Gold Co., Ltd. (“Xinzhou Gold”), a company organized under the laws of the People’s Republic of China (“PRC”). The joint venture company JXZD is 70% held by the Company through Z&W CA who has the mineral exploration, mineral mining and gold mining rights to a property located in the southwestern part of Anhui province in China, near the town of Jing Xian. Xinzhou Gold, the other 30% partner of JXZD is the actual named owner of the various licenses used by JXZD and transferred all rights emanating from these licenses as part of the joint venture agreement between Z&W CA and Xinzhou Gold.

Now, the Company’s primary activity, through JXZD, is ore processing and production.  The Company focus in the growth regions mostly in China and Southeast Asia geographically.

Note 2. Summary of Significant Accounting Policies

The summary of significant accounting policies presented below is designed to assist in understanding The Company’s financial statements. Such financial statements and accompanying notes are the representations of the Company’s management, which is responsible for the integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”) in all material respects and have been consistently applied in preparing the accompanying financial statements.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly subsidiaries Z&W CA and its majority owned subsidiaries JXZD. All inter-company transactions and balances were eliminated. The portion of the income applicable to non-controlling interests in subsidiary undertakings is reflected in the consolidated statements of operations.

Use of Estimates and Assumptions

The Company prepares its financial statements in conformity with U.S. GAAP, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency Adjustments

The Company's functional currency for all operations worldwide is the U.S. dollar. Nonmonetary assets and liabilities are translated at historical rates and monetary assets and liabilities are translated at exchange rates in effect at the end of the year. Income statement accounts are translated at average rates for the year. Any translation adjustments are reflected as a separate component of stockholders’ equity and have no effect on current earnings. Gains and losses resulting from foreign currency transactions are included in current results of operations. Aggregate foreign currency translation gains and losses included in other comprehensive loss totaled a loss of $77,510 in 2013 and a loss of $10,764 in 2012 respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Inventories

Inventories mainly consists of finished goods. Finished goods are primarily determined using weighted average cost. Cost includes materials, labor, and manufacturing overhead related to the purchase and production of inventories. The Company continuously reviews its inventory to ensure inventories are valued at the lower of average production cost and net realizable value. The estimates and assumptions used in the measurement of heap leach ore and work-in-process inventories include quantities of ore stacked on leach pads, recoverable tons of precious minerals contained in ore stacked on leach pads, recoverable tons of precious minerals in the mill processing circuits and the price expected to be realized when the tons of precious minerals are recovered.

At December 31, 2013, the average costs of inventories are significantly below their net realizable values. Therefore, the Company wrote down its inventory to their net realizable values.

Property and Equipment

Property and equipment is stated at the historical cost, less accumulated depreciation. Depreciation on property, plant and equipment is provided using the straight-line method over the estimated useful lives of the assets for both financial and income tax reporting purposes as follows:

Buildings	20 years
Motor vehicles	5 years
Production and office equipment	5 years

Expenditures for normal repairs and maintenance are charged to expense as incurred.  Significant renewals and improvements are capitalized.  The costs and related accumulated depreciation of assets retired or otherwise disposed of are eliminated from the accounts, and any resulting gain or loss is recognized in the year of disposal.

Impairment of Long-Lived Assets

Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be realizable or at a minimum annually during the fourth quarter of the year. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset’s carrying value to determine if an impairment of such asset is necessary. The effect of any impairment would be to expense the difference between the fair value of such asset and its carrying value.

Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company computes a deferred tax asset for net operating losses carried forward. The potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

Fair Values of Financial Instruments

Management believes that the carrying amounts of the Company’s financial instruments, consisting primarily of cash and accounts payable, approximated their fair values as of December 31, 2013 and 2012, due to their short-term nature.

Non-controlling Interest

Non-controlling interests in the Company’s subsidiaries are recorded in accordance with the provisions of FASB Accounting Standards Codification ASC 810 Consolidation and are reported as a component of equity, separate from the parent’s equity. Purchase or sale of equity interests that do not result in a change of control are accounted for as equity transactions. Results of operations attributable to the minority interest are included in our consolidated results of operations and, upon loss of control, the interest sold, as well as interest retained, if any, will be reported at fair value with any gain or loss recognized in earnings.

Revenue Recognition

Revenue is recognized in accordance with ASC 605. Revenue is recognized when products are shipped, title and risk of loss is passed to the customers and collection is reasonably assured. Payments received prior to the satisfaction of above criteria are deferred.

Basic and Diluted Earnings (Loss) Per Common Share

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an “as converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For all periods presented, there were no potentially dilutive securities outstanding.

Subsequent Events

The Company evaluated events subsequent to December 31, 2013 through the date the financial statements were issued for disclosure consideration.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) or other standard setting bodies that are adopted by the Company as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations upon adoption.

ASU 2014-10 Topic 915 Development Stage Entities

The objective of the guidance is to reduce cost and complexity in the financial reporting system by eliminating inception-to-date information from the financial statements of development stage entities. The new standard eliminates the concept of a development stage entity (“DSE”) from U.S. GAAP. Therefore, the current incremental reporting requirements for a DSE, including inception-to-date information, will no longer apply. This standard is effective for annual reporting periods beginning after December 15, 2014. The Company has elected to early adopt this guidance.

ASU 3013-05 Topic 830 Accounting for cumulative translation adjustments

The standards amends cumulative translation adjustment derecognition guidance in particular when (i) an entity ceases to have a controlling financial interest in certain subsidiaries or groups of assets within a foreign entity, or (ii) there is a loss of a controlling financial interest in a foreign entity or a step acquisition involving an equity method investment that is a foreign entity. This is effective for public entities for years, and interim periods within those years, beginning after December 15, 2013. The Company has elected to early adopt this guidance.

ASU 2013-11 Topic 740 Accounting for cumulative translation adjustments

The standard amends guidance on financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. This is effective for public entities for years, and interim periods within those years, beginning after December 15, 2013. The Company has elected to early adopt this guidance.

Note 3. Going Concern

These financial statements have been prepared on a going concern basis, which implies the Company will continue to meet its obligations and continue its operations for the next 12 months. As of December 31, 2013, the Company has generated minimal revenues, has working capital deficit and has accumulated losses of $14,892,446 since inception. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. The continuation of the Company as a going concern is dependent upon financial support from its stockholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. Realization value may be substantially different from carrying values as shown and these financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company is planning to obtain financing either through the issuance of equity or debt. To the extent that funds generated from any private placements, public offerings, and/or bank financings are insufficient, the Company will have to raise additional working capital through other sources.

Note 4. Other Receivable

At December 31, 2012, the Company had a receivable of $1,899,600 from Yantai Jinao Smelling Limited Company (YJSLC), a majority third-party customer of JXZD.  JXZD sells processed ore powder to YJSLC. JXZD advanced the funds to YJSLC to support its short-term operation needs. The entire balance of this receivable was paid back by YJSLC on June 4, 2013.

Note 5. VAT Receivable

The VAT receivables are the input tax of VAT to the purchased materials. As of December 31, 2013 and 2012, the Company had VAT receivables of $229,118 and $36,151, respectively.

Note 6. Inventory

As of December 31, 2013 and 2012, the Company had inventory of $98,045 and $0, respectively.  The inventory contains finished goods which is the processed ore powder.

Note 7. Property and Equipment

Property and Equipment consist of the following:

	December 31,	December 31,
	2013	2012
Buildings	$1,600,520	$359,516
Motor Vehicles	125,442	121,379
Production and Office Equipment	1,078,653	1,963,049
Subtotal	2,804,615	2,443,944
Less: Accumulated Depreciation	(537,705)	(221,233)
Property and Equipment, Net	$2,266,910	$2,222,711

Depreciation for the years ended December 31, 2013 and 2012 is summarized as follows:

	2013	2012

Statement of operations:
Operating expenses	$27,065	$15,188
Cost of revenues	248,280	114,408
Depreciation expense	275,345	129,596
Balance sheet:
Capitalized in inventory	29,563	-
Total depreciation	$304,908	$129,596

In the PRC, land use rights, are the legal rights for an entity to use land for a fixed period of time. The PRC adopts dual land tenure system under which land ownership is independent of land use rights. The land is either owned by the state (“State Land”) or by rural collective economic organization (“Collective Land”).

As of December 31, 2013, the Company does not have any land use rights agreements with the PRC for the office buildings owned by the Company. The Government owns the land where the Company’s buildings are located and allows the Company free usage of the land.

Note 8. Construction in Progress

As of December 31, 2013 and 2012, the Company had construction in progress (“CIP”) of $203,121 and $288,443, respectively.  The CIP is mainly comprised of funds spent by the Company to build an office building and a reservoir dam.

Note 9. Related Party Transactions

As of December 31, 2013 and 2012, the Company had payables of $682,981 and $504,841, respectively, to Xinzhou Gold for the fixed assets and construction in progress transferring and routine transactions that Xinzhou Gold supplies ore to JXZD.  These payables bear no interest, are unsecured and are due on demand.

As of December 31, 2013 and 2012, the Company had short-term debts to related parties of $3,141,735 and $1,996,276, respectively. The details of the debts are described as below:

At December 31, 2013:
			Annual
Name	Relationship to the Company	Amount	Interest Rate	Start Date	Maturity
Wei De Gang	CEO & Legal Person of JXZD	$2,959,524	15%	5/31/12	05/31/14
Zhao Yan Ling	Former Office Manager in JXZD, wife of Zhou Zhi Bin	17,178	15%	01/01/12	12/18/15
Zhou Zhi Bin	Former CEO & Legal Person of JXZD	8,180	15%	01/01/12	On Demand
Importation Tresor Plus Inc	Shareholder of ZDRI	30,000	12%	07/09/12	On Demand
Wen Mei Tu	President & shareholder of ZDRI	25,000	12%	09/07/12	On Demand
Wen Mei Tu	President & shareholder of ZDRI	24,965	12%	02/27/13	02/27/14
Wen Mei Tu	President & shareholder of ZDRI	20,000	12%	06/11/13	06/11/14
Wen Mei Tu	President & shareholder of ZDRI	20,000	12%	09/06/13	09/06/14
Wen Mei Tu	President & shareholder of ZDRI	15,000	12%	10/23/13	12/26/14
Victor Sun	Consultant & shareholder of ZDRI	3,923	0%	01/01/13	On Demand
Helen Chen	President of Z&W	17,965	0%	01/01/11	On Demand
Total		$3,141,735

At December 31, 2012:
			Annual
Name	Relationship	Amount	Interest Rate	Start Date	Maturity
Wei De Gang	CEO & Legal Person of JXZD	$1,578,251	15%	05/31/11	5/31/14
Zhou Qiang	Senior Management in JXZD	316,600	15%	12/21/12	12/18/15
Zhao Yan Ling	Former Office Manager in JXZD, wife of Zhou Zhi Bin	16,622	15%	01/01/11	12/31/13
Zhou Zhi Bin	Former CEO & Legal Person of JXZD	7,915	15%	01/01/11	12/31/13
Importation Tresor Plus Inc	Shareholder of ZDRI	30,000	12%	07/09/12	07/12/13
Wen Mei Tu	President & shareholder of ZDRI	25,000	12%	09/07/12	09/07/13
Victor Sun	Consultant & shareholder of ZDRI	3,923	0%	01/01/13	On Demand
Helen Chen	President of Z&W	17,965	0%	01/01/11	On Demand
Total		$1,996,276

As of December 31, 2013 and 2012, the Company has accrued interest payable to related parties of $1,329,942 and $871,890, respectively.

Note 10. Deferred Revenue

As of December 31, 2013 and 2012, the Company had deferred revenue of $328,285 and $378,029, respectively, related to advances that the Company received from its customers.

Note 11. Short-term Debt

On December 12, 2012, JXZD obtained a short-term debt of $2,216,200 from a local bank. The loan is guaranteed by a letter of credit of Yantai Jinao Smelting Limited Company (YJSLC) dated December 12, 2012.  The loan bears 6.16% annual interest rate and the maturity is June 4, 2013.  The loan had been repaid by the Company on June 4, 2013.

Note 12. Income Taxes

The Company and its subsidiaries are subject to income taxes on an "entity" basis that is, on income arising in or derived from the tax jurisdiction in which each entity is domiciled. It is management's intention to reinvest all the income earned by the Company's subsidiaries outside of the US. Accordingly, no US federal income taxes have been provided on earnings of the foreign based subsidiaries.

The Company was incorporated in the United States and is subject to United States federal income taxes and has incurred operating losses since its inception.

The Company's joint venture in China is subject to a 25% statutory PRC enterprise income tax rate and has also incurred operating losses since its inception.

The Company has a U.S net operating loss carryforward of approximately $4,940,000 as of December 31, 2013 which will expire through 2028.

The deferred tax asset of approximately $1,540,000 associated with these net operating loss carryforwards was fully reserved as of December 31, 2013.

The approximately tax effects of temporary differences that give rise to the Company's net deferred tax assets as of  December 31, 2013 and 2012 are as follows:

	December 31, 2013	December 31, 2012
Deferred tax assets:
Net operating losses carried forward	$1,540,000	$1,243,000
Valuation allowance	(1,540,000)	(1,243,000)
Net deferred tax assets	$-	$-

Note 13.  Contingencies

Concentration of Credit Risk

Substantially all of the Company’s bank accounts are in banks located in The People’s Republic of China and are not covered by protection similar to that provided by the FDIC on funds held in United States banks.

Vulnerability Due to Operations in PRC

The Company’s operations in China may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than twenty years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC’s political, economic and social conditions. There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective in the future.

Note 14.  Major Customers

During the years ended December 31, 2013 and 2012, all sales were to one customer.

Note 15.  Equity Transactions

In 2012, a total of 50,746,358 common shares of the Company were tendered to Zhen Ding Resources, Inc. (a Nevada Company) and on January 1, 2013, the parties closed on a merger and Zhen Ding Resources, Inc. accepted all shares tendered, representing 79% of the Company.

On August 13, 2013, an additional 13,100,000 shares were tendered to Zhen Ding Resources, Inc. by the remaining shareholders of the Company, giving the Zhen Ding Resources, Inc. 100% ownership of the Company.

On October 23, 2013, Zhen Ding DE issued 122,440 shares of its common stock, on a one-for-one basis, to the tendering shareholders of Zhen Ding NV and made Zhen Ding NV a wholly owned subsidiary of Zhen Ding DE.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our articles of incorporation limit the liability of directors to the maximum extent permitted by Delaware law. This limitation of liability is subject to exceptions including intentional misconduct, obtaining an improper personal benefit and abdication or reckless disregard of director duties. Our articles of incorporation and bylaws provide that we may indemnify its directors, officer, employees and other agents to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification. We currently do not have such an insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling security holders) will be as set forth below. We will pay all of these expenses. The amounts shown below, with the exception of the Securities and Exchange Commission registration fee, are estimates.

SEC registration fee	$826
Accounting Fees and Expenses	30,000
Legal Fees and Expense	15,000
Printing Expenses	1,000
Total	$46,826

RECENT SALES OF UNREGISTERED SECURITIES

The following securities were issued within the past three years and were not registered under the Securities Act of 1933.

On January 1, 2013, we issued 50,746,358 common shares to shareholders of Zhen Ding Resources (NV) as consideration for purchasing their shares of that company.

On August 13, 2013, we issued an additional 13,100,000 common shares to the remaining shareholders of Zhen Ding (NV), to complete our acquisition of that company.

On October 23, 2013, we issued a total of 122,440 shares of our common stock to the shareholders of Zhen Ding NV as exchange for 100% of outstanding equity in Zhen Ding NV.

All of the above offerings and sales were deemed to be exempt under Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our company or executive officers of our company, and transfer was restricted by our company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

Except as expressly set forth above, the individuals and entities to which we issued securities as indicated in this section of the registration statement are unaffiliated with us.

EXHIBITS

Exhibit No.	Description
3.1 *	Articles of Incorporation filed with the Secretary of State of the State of Delaware on September 6, 1996

3.2 *	Bylaws

3.3 *	Certificate of Amendment of Certificate of Incorporation filed with the Secretary of State of the State of Delaware on November 4, 1996.

3.4 *	Certificate of Amendment of Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 28, 2012.

3.5 *	Certificate of Amendment of Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 20, 2012.

3.6 *	Certificate of Ownership and Merger filed with the Secretary of State of the State of Delaware on October 28, 2013.

5.1 **	Opinion of Chiang Law Office, P.C.

10.1 *	The Contract for Sino-Foreign Equity Joint Venture dated as of November 12, 2004 by and between Zhen Ding Corporation and Jing Xiang Xin Zhou Gold Co. Ltd.

10.2 **	Articles of Association for Zhen Ding JV dated as of October 12, 2006 by and between Z&W Zhen Ding Corporation and Jing Xiang Xin Zhou Gold Co. Ltd.

10.3 **	Supply Contract of Gold Concentrate Fines dated July 20, 2012 between Zhen Ding Mining Co., Ltd. and Yantai Jin Ao Metallurgical Co. Ltd.

10.4 **	Mining License No. C3400002009114110049341 dated November 5, 2014 in favor of Jing Xiang Xin Zhou Gold Co. Ltd.

10.5 **	Gold Mining License No. (2005) 042 in favor of Jing Xiang Xin Zhou Gold Co. Ltd.

10.6 **	Form of Loan Agreements between Wen Mei Tu and Zhen Ding Resources Inc.

21.1 *	List of Subsidiaries

23.1 **	Consent of GBH CPAs, PC

23.2 **	Consent of Chiang Law Office, P.C. (contained in Exhibit 5.1).

*Previously filed.
**Filed herewith.

UNDERTAKINGS

(a) The undersigned registrant will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(4) Any other communication that is an offer in the offering made by the registrant to the purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such a first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it met all the requirements of filing on this Registration Statement and authorized this Registration Statement to be signed on its behalf by the undersigned, in Harbin, Heilongjiang Province, the People’s Republic of China, on February 12, 2015.

Zhen Ding Resources Inc.

By:	/s/ Wen Mei Tu
Wen Mei Tu President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Wen Mei Tu as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution and for him/her and in his/her name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, as well as any new registration statement filed to register additional securities pursuant to Rule 462(b) under the Securities Act, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ Wen Mei Tu	President and Chief Executive Officer and Director	February 12, 2015
Wen Mei Tu	(Principal Executive Officer)

＊	Chairman, Chief Financing Officer and Director	February 12, 2015
DeGang Wei	(Principal Financial Officer and Principal Accounting Officer)

＊	Director	February 12, 2015
Qiang Zhou

/s/ Zhi Bin Zhou	Director	February 12, 2015
Zhi Bin Zhou

/s/ Wen Mei Tu		February 12, 2015
Wen Mei Tu
as attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
3.1 *	Articles of Incorporation filed with the Secretary of State of the State of Delaware on September 6, 1996

3.2 *	Bylaws

3.3 *	Certificate of Amendment of Certificate of Incorporation filed with the Secretary of State of the State of Delaware on November 4, 1996.

3.4 *	Certificate of Amendment of Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 28, 2012.

3.5 *	Certificate of Amendment of Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 20, 2012.

3.6 *	Certificate of Ownership and Merger filed with the Secretary of State of the State of Delaware on October 28, 2013.

5.1 **	Opinion of Chiang Law Office, P.C.

10.1 *	The Contract for Sino-Foreign Equity Joint Venture dated as of November 12, 2004 by and between Z&W Zhen Ding Corporation and Jing Xiang Xin Zhou Gold Co. Ltd.

10.2 **	Articles of Association for Zhen Ding JV dated as of October 12, 2006 by and between Z&W Zhen Ding Corporation and Jing Xiang Xin Zhou Gold Co. Ltd.

10.3 **	Supply Contract of Gold Concentrate Fines dated July 20, 2012 between Zhen Ding Mining Co., Ltd. and Yantai Jin Ao Metallurgical Co. Ltd.

10.4 **	Mining License No. C3400002009114110049341 dated November 5, 2014 in favor of Jing Xiang Xin Zhou Gold Co. Ltd.

10.5 **	Gold Mining License No. (2005) 042 in favor of Jing Xiang Xin Zhou Gold Co. Ltd.

10.6 **	Form of Loan Agreements between Wen Mei Tu and Zhen Ding Resources Inc.

21.1 *	List of Subsidiaries

23.1 **	Consent of GBH CPAs, PC

23.2 **	Consent of Chiang Law Office, P.C. (contained in Exhibit 5.1).

*Previously filed.
**Filed herewith.